                         RESEARCH AND LICENSE AGREEMENT

                                    BETWEEN

                            KOSAN BIOSCIENCES, INC.

                                      AND

              THE MEMORIAL SLOAN-KETTERING CANCER RESEARCH CENTER




                                AUGUST 25, 2000


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                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
ARTICLE 1 -- DEFINITIONS                                                     -2-

ARTICLE 2 -- RESEARCH                                                        -8-

ARTICLE 3 -- SCREENING BY LICENSEE                                          -14-

ARTICLE 4 -- LICENSES                                                       -15-

ARTICLE 5 -- DEVELOPMENT AND COMMERCIALIZATION                              -18-

ARTICLE 6 -- LICENSE FEES AND MILESTONE PAYMENTS                            -21-

ARTICLE 7 -- ROYALTIES, RECORDS, AND REPORTS                                -22-

ARTICLE 8 -- SUPPLY OF PRODUCTS                                             -27-

ARTICLE 9 -- CONFIDENTIALITY                                                -27-

ARTICLE 10 -- REGULATORY MATTERS                                            -29-

ARTICLE 11 -- PATENT INFRINGEMENT                                           -30-

ARTICLE 12 -- INTELLECTUAL PROPERTY                                         -31-

ARTICLE 13 -- PUBLICITY                                                     -34-

ARTICLE 14 -- WARRANTIES AND REPRESENTATIONS                                -34-

ARTICLE 15 -- TRADEMARKS                                                    -36-

ARTICLE 16 -- INDEMNIFICATION                                               -36-

ARTICLE 17 -- BANKRUPTCY                                                    -37-

ARTICLE 18 -- TERM AND TERMINATION                                          -37-

ARTICLE 19 -- ASSIGNMENT                                                    -40-


ARTICLE 20 -- DISPUTE RESOLUTION                                            -41-

ARTICLE 21 -- MISCELLANEOUS                                                 -42-



                         RESEARCH AND LICENSE AGREEMENT

         This RESEARCH AND LICENSE AGREEMENT (the "AGREEMENT"), made as of August 25, 2000 (the "EFFECTIVE DATE"), by and between KOSAN BIOSCIENCES, INC., a corporation organized under Delaware law having its principal office at 3832 Bay Center Place, Hayward, California 94545 ("LICENSEE");

         ON THE ONE HAND, AND:

         THE SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, a non-profit organization having its principal office at 1275 York Ave., New York, NY 10021 ("SKI");

         ON THE OTHER HAND,

WITNESSETH:

         A. WHEREAS, SKI has been engaged in research efforts focused on the discovery and development of EPOTHILONES and has certain research and development capabilities in the FIELD to which it has the right to grant licenses;

         B. WHEREAS, patent applications have been filed in the name of SKI in the United States and other territories for the granting of letters patent relating to certain EPOTHILONES that may have activity within the FIELD;

         C. WHEREAS, LICENSEE has been engaged in research efforts focused on the discovery and development of EPOTHILONES and has certain research, development, and commercialization capabilities in the FIELD;

         D. WHEREAS, SKI and LICENSEE desire to engage in collaborative research to conduct a drug discovery and development program as generally described in the RESEARCH PLAN attached hereto as Exhibit A;

         E. WHEREAS, LICENSEE is prepared to undertake a program for the development, manufacture, and SALE of PRODUCTS, provided that LICENSEE is able to obtain a license under the SKI PATENT RIGHTS and SKI KNOW-HOW (as hereinafter defined) with exclusivity to protect its investment in such program; and

         F. WHEREAS, SKI recognizes that LICENSEE requires such a license to justify the investment in funding and personnel needed to develop and market PRODUCTS and is willing to grant such rights.

         NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained, IT IS AGREED AS FOLLOWS:

ARTICLE 1 -- DEFINITIONS

         For the purposes of this AGREEMENT and solely for such purposes, the terms hereinafter set forth shall have the following respective meanings:

         1.1 "AFFILIATE" or "AFFILIATE(S)" shall mean any corporation(s) or organization(s) that directly or indirectly CONTROLS, is (are) CONTROLLED by, or is (are) under common CONTROL with LICENSEE or SKI.

         1.2 "ANTICANCER ACTIVITY" shall mean cytotoxic or cytostatic activity.

         1.3 "BEST EFFORTS" shall mean efforts by a party commensurate with that party's efforts to research, develop, market and/or commercialize its own product.

         1.4 "BULK PRODUCT" shall mean the purified active ingredient, or purified intermediate for manufacture of any PRODUCT, as the case may be, in bulk form.

         1.5 "COLLABORATION COMPOUNDS" shall mean any EPOTHILONE claimed in SKI PATENT RIGHTS.

         1.6 "COMMITTED FTEs" shall mean, with respect to the RESEARCH PROGRAM, those SKI FTEs for which LICENSEE will provide RESEARCH FUNDING as set forth in the RESEARCH PLAN to conduct such RESEARCH PROGRAM.

         1.7 "CONTROL," "CONTROL(S)," or "CONTROLLED" shall refer to direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of a corporation or other business entity, or a fifty percent (50%) or greater interest in the income of such corporation or other business entity, or the power to direct or cause the direction of the management or policies of such corporation or other business entity whether by ownership of voting securities, by contract, or otherwise, or such other relationship as, in fact, constitutes actual control.

         1.8 "DEVELOPMENT" shall mean all work involved in STAGES O, I, II, and III for a PRODUCT in any country or territory.

         1.9 "DEVELOPMENT PLAN" shall mean the plan for DEVELOPMENT of a PRODUCT pursuant to Article 5.

         1.10     "EFFECTIVE DATE" shall mean August 26, 2000.

         1.11 "EPOTHILONE" shall mean epothilone A, epothilone B, epothilone C, epothilone D, epothilone E, epothilone F, desoxyepothilone F, and any intermediate, derivative, or analog of any of the foregoing compounds.

         1.12     "FDA" shall mean the United States Food and Drug
Administration.

         1.13 "FIELD" shall mean the research, development, manufacture, USE, and SALE of any COLLABORATION COMPOUND for any purpose, including but not limited to all human and animal pharmaceutical and agricultural applications.

         1.14 "FINISHED PRODUCT" shall mean the finished pharmaceutical form, in any formulation, of a PRODUCT packaged for sale to a THIRD PARTY.

         1.15 "FTE" shall mean a full time scientific person with appropriate academic credentials and training dedicated to the RESEARCH PROGRAM or in the case of less than a full-time dedicated scientific person, a full time, equivalent scientific person year (based upon a total of fifty-two
(52) weeks or two thousand eighty (2080) hours per year, with the foregoing including all working days and vacations, paid holidays, sick days, and the like, consistent with SKI's normal business practices) of scientific work, on or directly related to the RESEARCH PROGRAM, carried out by such a person. Included are research scientists (Ph.D. or equivalent) and their associates (MS or BS). Excluded are project management personnel, administrative facilities support, general information and computer support, laboratory support, and other internal or external support personnel involved in the RESEARCH PROGRAM.

         1.16 "IND" shall mean an Investigational New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R. Section 312.3 or its equivalent in any MAJOR MARKET COUNTRY or in the European Economic Community.

         1.17 "JDAC" shall mean the Joint Development Advisory Committee described in Section 5.1.1 below.

         1.18     "JRC" shall mean the Joint Research Committee described in
Section 2.3.1 below.

         1.19 "KNOW-HOW" shall mean all information not generally known to the public, including techniques and data, including but not limited to, screens, models, methods, assays, inventions, discoveries, trade secrets, improvements, and technical information, together with all experience, data, formulas, procedures, and results, and including all biological, chemical, pharmacological, toxicological, clinical, analytical, and quality control data, in each case, which is necessary or useful in the DEVELOPMENT, manufacturing, or USE of COLLABORATION COMPOUNDS or PRODUCTS.

         1.20 "LICENSEE KNOW-HOW" shall mean such KNOW-HOW that LICENSEE or its AFFILIATE(S) discloses to SKI under this AGREEMENT.

         1.21 "LICENSEE PATENT RIGHTS" shall mean any patents and patent applications, including all corresponding Patent Co-operation Treaty applications, European Patent Convention applications or applications under similar administrative international conventions, and corresponding national patents and patent applications, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application based thereon, owned or controlled by LICENSEE or its AFFILIATE(S), and to which LICENSEE or its AFFILIATE(S) has the ability to grant a license or sublicense to without violating the terms of any agreement with any THIRD PARTY.

         1.22 "MAJOR MARKET COUNTRY" shall mean each of the United States, United Kingdom, Germany, France, Italy, Spain, or Japan.

         1.23 "MARKETING AUTHORIZATION" shall mean all allowances and approvals (including pricing and reimbursement approvals) granted by the appropriate federal, state, and local regulatory agencies, departments, bureaus, or other governmental entities within a country necessary to market and SELL a PRODUCT.

         1.24 "NDA" shall mean a New Drug Application and any supplements filed pursuant to the requirements of the FDA, including all documents, data, and other information concerning the PRODUCT that are necessary for or included in FDA approval to market such PRODUCT as more fully defined in 21 C.F.R. Section 314.50 ET SEQ., as well as equivalent submissions to the appropriate health authorities in other countries.

         1.25 "NET SALES" shall mean the revenue received by LICENSEE or an AFFILIATE or received by LICENSEE from a SUBLICENSEE from the sale of PRODUCTS to independent THIRD PARTIES in a BONA FIDE arm's length transaction, less the following amounts: (i) discounts, including cash discounts, or rebates, including rebates to governmental agencies such as Medicaid rebates and the like, actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return,
(iii) freight charges paid for delivery, (iv) taxes or other governmental charges levied on or measured by the billed amount, when included in billing, as adjusted for rebates and refunds, and (v) provisions for uncollectible amounts determined in accordance with U.S. Generally Accepted Accounting Principles, consistently applied to all products of the selling party. A "sale" shall include any transfer or other disposition for consideration, and NET SALES shall include the fair market value of all other consideration received by LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S) in respect of any grant of rights to make, USE, SELL, or otherwise distribute PRODUCTS, whether such consideration is in cash, payment in kind, exchange, or another form.

In the case of discounts on "bundles" of products or services which include PRODUCTS, LICENSEE may with notice to SKI calculate NET SALES by discounting the BONA FIDE list price of a PRODUCT by the average percentage discount of all products of LICENSEE and/or its AFFILIATE(S) or SUBLICENSEE(S) in a particular "bundle", calculated as follows:

             Average percentage
             discount on a         =     (1 - A / B) x 100
             particular "bundle"
where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the undiscounted BONA FIDE list prices of each unit of every product in such "bundle." LICENSEE shall provide SKI documentation, reasonably acceptable to SKI, establishing such average discount with respect to each "bundle." If LICENSEE cannot so establish the average discount of a "bundle", NET SALES shall be based on the undiscounted list price of the PRODUCT in the "bundle." If a PRODUCT in a "bundle" is not sold separately and no BONA FIDE list price exists for such PRODUCT, the parties shall within sixty (60) days negotiate in good faith an imputed list price for such PRODUCT, and NET SALES with respect thereto shall be based on such imputed list price.

In the event that PRODUCTS are sold in the form of combination products containing one or more physiologically, therapeutically, or prophylactically active ingredients other than the PRODUCT, NET SALES for such combination products will be calculated by multiplying actual NET SALES of such combination products by the fraction A DIVIDED BY (A+B) where A is the invoice price of the PRODUCT if sold separately, and B is the total invoice price of any other active component or components in the combination, if sold separately by LICENSEE or an AFFILIATE OR SUBLICENSEE.

If on a country-by-country basis the other active component or components in the combination are not sold separately in said country by the LICENSEE or an AFFILIATE or SUBLICENSEE, NET SALES, for the purpose of determining royalties on the combination products shall be calculated by multiplying actual NET SALES of such combination products by the fraction A DIVIDED BY C where A is the invoice price of the PRODUCT if sold separately and C is the invoice price of the combination product.

If on a country-by-country basis neither the PRODUCT nor the combination product is sold separately in said country by the LICENSEE or an AFFILIATE or SUBLICENSEE, NET SALES for purposes of determining royalties on the combination products shall be reasonably allocated between the LICENSED PRODUCT and the other active components based on their relative value as determined within sixty (60) days by the parties in good faith.

         1.26 "PATENT RIGHTS" shall mean all United States and foreign patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) in each case, claiming an invention which is necessary or useful for the design, development, testing, USE, manufacture, or SALE of COLLABORATION COMPOUNDS or PRODUCTS.

         1.27 "PHASE I", "PHASE II", and "PHASE III" shall mean Phase I (or Phase I/II), Phase II (or Phase II/III), and Phase III clinical trials, respectively, in each case as prescribed by the regulations of the applicable government agency or other regulatory entity.

         1.28 "PRODUCT" shall mean any pharmaceutical product containing a COLLABORATION COMPOUND that is selected for DEVELOPMENT and/or marketing by LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S).

         1.29 "RESEARCH FUNDING" shall mean the funding to be paid by LICENSEE to SKI for the conduct of the RESEARCH PROGRAM.

         1.30     "RESEARCH PLAN" shall have the meaning described in Section
2.2 hereof and is attached hereto as Exhibit A.

         1.31 "RESEARCH PROGRAM" shall mean all research and development performed in the course of performing the RESEARCH PLAN during the RESEARCH TERM.

         1.32     "RESEARCH TERM" shall mean the period set forth in Section
2.5 hereunder, unless this AGREEMENT or the RESEARCH TERM is earlier terminated under Article 18 below.

         1.33     "SELLER" shall mean one who SELLS.

         1.34 "SKI KNOW-HOW" shall mean all KNOW-HOW that (i) SKI owns as of the EFFECTIVE DATE and that relates to the FIELD, or (ii) is developed by SKI in performance of the RESEARCH PROGRAM during the RESEARCH TERM.

         1.35 "SKI PATENT RIGHTS" shall mean (i) the patents and patent applications identified in Exhibit B hereof, and in respect of such letters patent, and patent applications, all corresponding Patent Co-operation Treaty applications, European Patent Convention applications, or applications under similar administrative international conventions and corresponding national patents and patent applications, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate, or other application based thereon; and (ii) other patents or patent applications to the extent they disclose and claim inventions made by SKI in performance of the RESEARCH PROGRAM, and (iii) any other claims in existing or future patents or patent applications covering the manufacture, USE, or SALE of a PRODUCT for the treatment of cancer to the extent such patents or patent applications claim inventions made by SKI during the RESEARCH TERM of this AGREEMENT.

         1.36 "SOLD," "SALE," "SALES," "SELL," "SELLING" and "SELLS" shall refer to the act of selling or disposing of for value.

         1.37 "STAGE O" shall mean that portion of the DEVELOPMENT program which starts with the selection of a COLLABORATION COMPOUND for development into a PRODUCT under Article 5 hereunder and which generally provides for toxicological and pharmacological studies as well as drug substance and drug product formulation and manufacturing development necessary to obtain the permission of regulatory authorities to begin and continue human clinical testing.

         1.38 "STAGE I" shall mean that portion of the DEVELOPMENT program which provides for the first introduction into humans of a PRODUCT with the purpose of determining safety, metabolism, absorption, elimination, and other pharmacological action in humans as well as additional development work on animal toxicity, metabolism, drug substance and drug product formulation, and manufacturing development to ensure continuation of human clinical testing.

         1.39 "STAGE II" shall mean that portion of the DEVELOPMENT PROGRAM which provides for the initial trials of PRODUCT on a limited number of patients for the purposes of determining dose and evaluating safety and preliminary efficacy data in the proposed therapeutic indication as well as additional development work on animal toxicity, metabolism, drug substance and drug product formulation, and manufacturing development to ensure continuation of human clinical testing.

         1.40 "STAGE III" shall mean that portion of the DEVELOPMENT PROGRAM which provides for continued trials of PRODUCT on sufficient numbers of patients to establish the safety and efficacy of a PRODUCT to support MARKETING AUTHORIZATION in the proposed indication. In addition, all other development work on animal toxicity, metabolism, drug substance and drug product formulation, and manufacturing development will be finalized in STAGE III.

         1.41 "SUBLICENSEE" shall mean, with respect to a particular PRODUCT, a THIRD PARTY to whom LICENSEE has granted a license or sublicense to make and sell such PRODUCT. As used in this AGREEMENT, "SUBLICENSEE" shall also include a THIRD PARTY to whom LICENSEE has granted the right to distribute such PRODUCT, provided that such THIRD PARTY is responsible for marketing or promoting such PRODUCTS within the applicable territory.

         1.42 "THIRD PARTY" shall mean any party other than SKI or LICENSEE or AFFILIATE(S) of either of them.

         1.43 "USE," "USES", and "USED" shall refer to the act of using for any commercial purposes whatsoever.

         1.44 "VALID CLAIM" shall mean a claim of an issued, unexpired patent that is within the PATENT RIGHTS. A claim of an issued, unexpired patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgement of a court of competent jurisdiction from which no appeal can be or is taken.

ARTICLE 2 -- RESEARCH

         2.1 RESEARCH PROGRAM. Subject to the terms and conditions herein, SKI hereby agrees to conduct the RESEARCH PROGRAM in collaboration with LICENSEE with a goal of discovering, identifying, and synthesizing COLLABORATION COMPOUNDS for DEVELOPMENT by LICENSEE into one or more PRODUCTS for commercialization by LICENSEE, an AFFILIATE, or SUBLICENSEE.

         2.2 RESEARCH PLAN. The RESEARCH PROGRAM shall be conducted in accordance with the overall RESEARCH PLAN attached hereto as Exhibit A, as may be amended from time to time with the agreement of the parties, describing the activities to be conducted by SKI and LICENSEE hereunder, the objectives thereof, and the budget therefor.

         2.3      MANAGEMENT.

                  2.3.1 JRC. The parties shall establish a Joint Research Committee ("JRC") within thirty (30) days of the EFFECTIVE DATE to administer the RESEARCH PROGRAM and provide general oversight and direction of the RESEARCH PROGRAM. The JRC shall be responsible for making changes to the RESEARCH PLAN based on the results of the RESEARCH PROGRAM and other factors. The JRC shall endeavor to make decisions on a consensus basis, but all decisions of the JRC must be by majority vote.

                  2.3.2 MEMBERSHIP. The JRC shall include three (3) representatives of each of LICENSEE and SKI, each Party's members selected by that party, and each member shall be actively engaged in managing or conducting the RESEARCH PROGRAM. SKI and LICENSEE may each replace its JRC representatives at any time, upon written notice to the other party. From time to time, the JRC may establish subcommittees, to oversee particular projects or activities, and such subcommittees will be constituted as the JRC agrees.

                  2.3.3 MEETINGS; MINUTES. At least for the first two (2) years of the RESEARCH TERM, the JRC shall meet at least quarterly, or more frequently as agreed by the parties, and shall meet at least bi-annually thereafter. Such meetings shall take place by teleconference or in person in New York at SKI or in California at Kosan, or at other locations as the parties agree. The JRC will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. With the consent of the parties, other representatives of SKI or LICENSEE may attend JRC meetings as nonvoting observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings. The first meeting of the JRC shall occur within thirty (30) days after the EFFECTIVE DATE. The JRC shall prepare written minutes of each JRC meeting and a written record of all JRC decisions, whether made at a JRC meeting or otherwise. A written record shall be provided to each party by the presenting party of all materials presented at meetings of the JRC.

                  2.3.4 FUNCTIONS OF THE JRC. The JRC shall be responsible for managing the RESEARCH PROGRAM. In carrying out this function, the JRC will:

                  (i) oversee and direct research and DEVELOPMENT activities to be undertaken under the RESEARCH PROGRAM in accordance with the RESEARCH PLAN, which will specify the details by which the parties will conduct the RESEARCH PROGRAM;

                  (ii) review and monitor the progress of the RESEARCH PROGRAM, and determine, at each meeting, whether each party is making satisfactory progress in achieving the objectives of the RESEARCH PLAN, and if not, then provide direction regarding the actions to be taken by either party in the following quarter to address any problems identified that impede such progress, revise the RESEARCH PLAN as it deems appropriate, set priorities for research activities, review results achieved, and provide general guidance to assist in achieving the overall objective of fostering successful identification of COLLABORATION COMPOUNDS for DEVELOPMENT by LICENSEE;

                  (iii) advise LICENSEE regarding the selection of COLLABORATION COMPOUNDS for full DEVELOPMENT under Article 5;

                  (iv) attempt to settle disputes or disagreements between the parties regarding the performance of the RESEARCH PROGRAM hereunder;

                  (v) approve any relevant agreements with THIRD PARTIES to be made by SKI related to performance of the RESEARCH PROGRAM under this AGREEMENT;

                  (vi) determine, at any time prior to the initiation of Phase II clinical trials using materials provided by LICENSEE, whether actions directed by the JRC to be taken by a party to address a problem preventing satisfactory progress of the RESEARCH PROGRAM have been taken, and if so, whether such actions have addressed the problem, and if not, then to recommend to the authorized representatives of the parties whether the AGREEMENT should be terminated pursuant to Section 18.2.4; and

                  (vii) perform such other functions as are appropriate to further the purposes of this AGREEMENT as determined by the parties.

         2.3.5 DISPUTE RESOLUTION. If a majority of the JRC members fails to reach agreement on any issue being considered by the JRC, and which after [**] of discussion between the JRC representatives of LICENSEE and SKI cannot be resolved, the issue will be referred to the respective Chief Executive Officers of each party or their designees for resolution. If there is no resolution of the issue at that level after [**] days, and the issue pertains to (i) the RESEARCH PLAN, then the status quo as reflected in the last approved RESEARCH PLAN shall remain in effect; (ii) LICENSEE's ability to produce or provide sufficient amounts of epothilone D to initiate and complete Phase II clinical trials, then SKI shall have the right to initiate mediation, followed by termination if mediation does not result in agreement between the parties; (iii) whether sufficient [**] is available to conduct the [**] development plan, or whether the [**] development plan jeopardizes or poses a risk of serious delay to the RESEARCH PROGRAM, then SKI shall make the final determination; (iv) the

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

provision to SKI of COLLABORATION COMPOUND pursuant to section 18.2.4, then SKI shall make the final determination; and (v) any other matter, then LICENSEE shall make the final determination. SKI shall be able to initiate mediation pursuant to subsection (ii) hereinabove only after [**]. If during the pendency of any mediation proceeding initiated pursuant to subsection (ii) of this section, LICENSEE is able to provide SKI with [**] of COLLABORATION COMPOUND at Good Manufacturing Practice (GMP) level of purity, then SKI shall no longer be able to exercise its right to terminate this AGREEMENT pursuant to subsection (ii) of this section.

                  2.3.6 INFORMATION AND ACCESS. SKI and LICENSEE shall provide the JRC, its members, and authorized representatives with reasonable access during regular business hours to all records and documents relating to the performance of this AGREEMENT that it reasonably may request to perform its obligations hereunder; provided that, if such documents are under a bona fide obligation of confidentiality to a THIRD PARTY, SKI or LICENSEE, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

         2.4      RESPONSIBILITIES.

                  2.4.1 REASONABLE EFFORTS. LICENSEE and SKI shall each use reasonable efforts to conduct the RESEARCH PROGRAM and collaborate in the DEVELOPMENT of COLLABORATION COMPOUNDS in a professional manner in accordance with the applicable RESEARCH PLAN within the time schedules contemplated therein.

                  2.4.2 RESOURCES. Each party agrees to commit the personnel, facilities, expertise, and other resources necessary to perform its obligations under the RESEARCH PLAN; provided, however, that neither party warrants that the RESEARCH PROGRAM shall achieve any of the research objectives contemplated by them.

                  2.4.3 SKI RESEARCH EFFORTS. SKI agrees to commit to the RESEARCH PROGRAM such efforts as are specified in the RESEARCH PLAN, to maintain and utilize the scientific staff, laboratories, offices, equipment, and other facilities consistent with such undertaking, and reasonably to cooperate with LICENSEE in the conduct of the RESEARCH PROGRAM. SKI agrees that, on average for each twelve (12) month period during the RESEARCH TERM, SKI shall dedicate FTEs to each phase of each PROJECT and the RESEARCH PROGRAM as specified the RESEARCH PLAN. SKI will use its BEST EFFORTS to continue its research efforts on COLLABORATION COMPOUNDS and continue its efforts in the chemical synthesis of existing and new COLLABORATION COMPOUNDS and in the IN VITRO and IN VIVO testing of COLLABORATION COMPOUNDS in animals and humans. SKI shall initiate and complete in 2001 a physician-sponsored Phase I clinical trial at SKI of epothilone D with material produced with the support of the RAID award from the National Cancer Institute. Should SKI fail to complete the Phase I clinical trial in 2001, LICENSEE shall have no further obligation to conduct clinical trials at SKI or, if Phase II clinical trials are not initiated at SKI, to pay the milestone payment for the initiation of Phase II clinical trials in the U.S. pursuant to Section 6.3 and SKI shall have no further obligation to conduct the

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Phase I clinical trials for LICENSEE. Provided the Phase I trial results are deemed by the JRC to be satisfactory, the parties shall initiate in 2002 a Phase II clinical trial of epothilone D using materials provided by LICENSEE. In addition, SKI will collaborate with LICENSEE to identify and conduct pre-clinical testing on one or more COLLABORATION COMPOUNDS as potential back-up development candidates for epothilone D and as second-generation anticancer agents.

                  2.4.4 LICENSEE RESEARCH EFFORTS. LICENSEE agrees to commit to the RESEARCH PROGRAM such efforts as are specified in the RESEARCH PLAN, to maintain and utilize the scientific staff, laboratories, offices, equipment, and other facilities consistent with such undertaking, and reasonably to cooperate with SKI in the conduct of the RESEARCH PROGRAM. LICENSEE will use its BEST EFFORTS to develop a process for making epothilone D and intermediates with the aim of establishing a process by which COLLABORATION COMPOUNDS can be made in quantities sufficient and at a reasonable cost for the completion of clinical trials and commercialization. Concurrently, LICENSEE will use its BEST EFFORTS to produce epothilone D or intermediates in [**] and [**] to make epothilone D at commercial levels. LICENSEE shall conduct biological synthesis of COLLABORATION COMPOUNDS or related intermediates in amounts sufficient to conduct IN VITRO testing and IN VIVO testing in animals and humans and to manufacture any approved PRODUCT. LICENSEE will prepare and provide to SKI GMP-produced epothilone D as provided for in the RESEARCH PLAN.

                  2.4.5 SUBCONTRACTORS. SKI may have work performed by THIRD PARTY contractors as provided in the RESEARCH PLAN or otherwise approved by the JRC. LICENSEE, after notifying and consulting with the JRC, shall have the right to have THIRD PARTY contractors prepare or provide COLLABORATION COMPOUNDS for use in the RESEARCH PROGRAM.

                  2.4.6    INFORMATION AND REPORTS.

                           (a)      DISCLOSURES.

                                    (i)      Each party will make available and
use all reasonable efforts to disclose to the other party the information necessary to conduct the other party's responsibilities under the RESEARCH PLAN and all KNOW-HOW relating to COLLABORATION COMPOUNDS, and the ANTICANCER ACTIVITY of such COLLABORATION COMPOUNDS, including information regarding compounds synthesized or discovered, initial leads, activities of leads, derivatives, results of IN VITRO and IN VIVO studies, assay techniques, and new assays. Significant discoveries or advances shall be communicated as soon as practical after such KNOW-HOW is obtained or its significance is appreciated.

                                    (ii)     Each party will make available and
use all reasonable efforts to disclose to the other party KNOW-HOW necessary to make chemical modifications of the COLLABORATION COMPOUNDS in accordance with the RESEARCH PLAN, to conduct process development and strain selection research with respect to COLLABORATION

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

COMPOUNDS, to make PRODUCTS for DEVELOPMENT and commercialization purposes, to characterize, evaluate and test such PRODUCTS and to otherwise carry out its activities pursuant to the RESEARCH PLAN and DEVELOPMENT PLAN.

                                    (iii)    SKI shall disclose KNOW-HOW from
research conducted in the laboratory of Professor Samuel J. Danishefsky at SKI and funded by the RESEARCH PROGRAM as described in Article 2.6.

                           (b)      REPORTS. The JRC shall periodically and not
less often than semiannually during the RESEARCH TERM, request, and the parties shall have the obligation to prepare and provide to the JRC, written reports summarizing the progress of the research performed by or sponsored by the parties pursuant to the RESEARCH PLAN during the preceding half-year. In addition, the parties will exchange at least quarterly verbal or written reports presenting a meaningful summary of their activities performed in connection with the RESEARCH PROGRAM.

                           (c)      PROJECT COORDINATOR. Each party shall
designate a single project coordinator whose duties shall be to oversee matters arising under the provisions of this AGREEMENT and to facilitate the communication of research results. Such project coordinator shall be responsible for day-to-day, worldwide coordination of the RESEARCH PROGRAM and will serve to facilitate communication between the parties relating to the RESEARCH PROGRAM. Each party may change its designated project coordinator upon notice to the other party.

                           (d)      RECORDS. Personnel working on the RESEARCH
PROGRAM shall use all reasonable efforts to make accurate laboratory notebook records of the RESEARCH PROGRAM in a manner suitable for use in United States patent prosecution and litigation. Each party shall be permitted to review such laboratory notebooks and records at any reasonable time and to obtain copies thereof for further review by the other party. Each party shall make reasonable effort to safeguard such notes and records against theft and loss by fire, flood, or other damage.

                           (e)      ASSIGNMENT AGREEMENTS. To the extent
permitted by applicable law, SKI shall require all persons, agents, contractors, and consultants employed or retained by SKI to work on the RESEARCH PROGRAM, prior to beginning such employment, to be bound in writing to (i) assign to SKI all rights, title, and interest in and to any ideas, discoveries, improvements, inventions, KNOW-HOW, patents, patent applications, and the like which were made or conceived in performing the RESEARCH PROGRAM, and to sign all documents and give lawful assistance necessary for filing and defending patents and patent applications in all countries, whether such filing is by SKI or its designees or assignees, and (ii) to be bound in writing to provisions of confidentiality substantially similar to those of Article 9.

         2.5 RESEARCH TERM. The RESEARCH PROGRAM shall commence on the EFFECTIVE DATE and continue for two (2) years thereafter. The RESEARCH TERM shall automatically be extended for such period as SKI is performing clinical testing of COLLABORATION COMPOUNDS and may be further extended by mutual agreement.

         2.6      RESEARCH PROGRAM FUNDING.

                  2.6.1 FUNDING. For the conduct of the RESEARCH PROGRAM by SKI, LICENSEE shall pay SKI RESEARCH FUNDING in accordance with the budget in the RESEARCH PLAN. LICENSEE shall fund all costs of the RESEARCH PROGRAM; provided (i) the Phase I clinical trials shall be conducted using epothilone D materials produced with the support of the RAID award received by SKI from the National Cancer Institute; and (ii) SKI and LICENSEE shall use BEST EFFORTS to obtain funding from the NIH and other government agencies with which to support the RESEARCH PROGRAM and shall continue to apply any such existing funding supporting current activities that will continue as part of the RESEARCH PROGRAM.

                  2.6.2 TIMING OF PAYMENTS. SKI RESEARCH FUNDING shall be paid in four (4) equal quarterly installments during each calendar year, payable in advance on or about January 1, April 1, July 1, and October 1; provided that the first quarterly payment shall be due ten (10) days after the EFFECTIVE DATE. Any payment for a portion of a quarter shall be made on a PRO RATA BASIS.

                  2.6.3 USE OF RESEARCH FUNDING. All funds provided by LICENSEE hereunder shall be used by SKI in the conduct of the RESEARCH PROGRAM. LICENSEE shall be under no obligation to provide FTE support to SKI beyond the levels stated in the RESEARCH PLAN. SKI shall have no obligation to expend any amount on the RESEARCH PROGRAM except the amounts paid by LICENSEE and the amounts received under grants awarded pursuant to 2.6.1.(ii).

                  2.6.4 THIRD PARTY LICENSES. In the event that SKI or LICENSEE becomes aware that it is necessary for SKI to acquire a license from any THIRD PARTY specifically for the conduct of the RESEARCH PROGRAM, such party shall inform the JRC. If SKI determines that such license is required, then LICENSEE shall either acquire such license or relieve SKI of its obligation to perform that aspect of the RESEARCH PROGRAM for which SKI believes a license is required.

                  2.7 AUDIT. SKI will maintain complete and accurate records which are relevant to its expenditure of SKI RESEARCH FUNDING provided to it by LICENSEE pursuant to Section 2.6 hereof. Such records shall be open during regular business hours for a period of three (3) years from creation of individual records for examination at LICENSEE's expense for the sole purpose of verifying that SKI has devoted to the RESEARCH PROGRAM the resources required by
Section 2.4.3 above; provided however, that such right may not be exercised more than once in any calendar year. LICENSEE shall be entitled to a credit against future research payments or a refund in the event such audit reveals that the proper resources were not allocated in accordance with Section 2.4.3 above.

ARTICLE 3 -- SCREENING BY LICENSEE

         3.1      EXCLUSIVE SCREENING.

                  3.1.1 ANTICANCER ACTIVITY. During the TERM of this AGREEMENT, LICENSEE shall have the exclusive right to screen COLLABORATION COMPOUNDS for ANTICANCER ACTIVITY. Until the termination of this AGREEMENT, SKI agrees that (i) it shall not grant a THIRD PARTY the right to screen or develop the COLLABORATION COMPOUNDS, and (ii) except in connection with the RESEARCH PROGRAM, shall not itself screen or develop the COLLABORATION COMPOUNDS for ANTICANCER ACTIVITY.

         3.2      DELIVERY OF COMPOUNDS.

                  3.2.1    COLLABORATION COMPOUNDS.

                           (a)      During the TERM of this AGREEMENT, SKI will
deliver to LICENSEE agreed quantities of COLLABORATION COMPOUNDS sufficient to conduct IN VITRO screening for ANTICANCER ACTIVITY, as specified in the RESEARCH PLAN.

                  3.2.2 NO TRANSFER; LIMITED USE. Except as expressly provided herein, LICENSEE shall not (i) transfer any of the COLLABORATION COMPOUNDS supplied to LICENSEE to any THIRD PARTY other than an AFFILIATE or an actual or prospective SUBLICENSEE without the express prior written consent of SKI, or (ii) use or permit any other person or entity to use any of the COLLABORATION COMPOUNDS supplied to LICENSEE for any purpose other than for screening or development and/or commercialization as expressly permitted in this AGREEMENT.

         3.3 SCREENING RESULTS. Each party shall provide the other with written quarterly summary reports within thirty (30) days of the end of each calendar quarter with respect to their screening activities, identifying all assays in which any of the COLLABORATION COMPOUNDS demonstrated activity and the level of such activity for the COLLABORATION COMPOUNDS, all assays in which the COLLABORATION COMPOUNDS did not demonstrate activity, and a summary of all other results of screening activities.

ARTICLE 4 -- LICENSES

         4.1      RESEARCH LICENSES.

                  4.1.1 TO LICENSEE. Subject to the terms and conditions of this AGREEMENT, SKI hereby grants LICENSEE an exclusive paid-up license, with no right to grant sublicenses, under SKI PATENT RIGHTS and SKI KNOW-HOW to make and use methods and materials to carry out the RESEARCH PROGRAM during the RESEARCH TERM.

                  4.1.2 TO SKI. Subject to the terms and conditions of this AGREEMENT, LICENSEE hereby grants SKI a non-exclusive paid-up license, with no right to grant sublicenses, under LICENSEE PATENT RIGHTS and LICENSEE KNOW-HOW to make and use methods and materials to carry out the RESEARCH PROGRAM during the RESEARCH TERM.

                  4.1.3 ACADEMIC AND NOT-FOR-PROFIT RESEARCH. SKI and LICENSEE agree that SKI may provide, at its own expense, small amounts of COLLABORATION COMPOUNDS to scientists at academic or other not-for-profit research institutions solely for non-commercial research purposes, provided that
(i) the members JRC are informed of any such transfers in advance; and (ii) the recipient signs SKI's standard material transfer agreement providing that the material is to be used only for research purposes, that such research is not funded by or conducted for or on behalf of a for-profit entity, and that SKI and LICENSEE will be granted a royalty-free license, with right to sublicense, to any patent filed by the recipient that discloses such research. Any rights flowing to SKI as a result of any such material transfer agreement shall be exclusively sublicensed to LICENSEE.

         4.2 SCREENING LICENSES. SKI hereby grants to LICENSEE an exclusive, worldwide license during the TERM of this AGREEMENT to use the COLLABORATION COMPOUNDS to conduct screening for ANTICANCER ACTIVITY.

         4.3      DEVELOPMENT AND COMMERCIALIZATION LICENSE.

         4.3.1 GRANT. SKI hereby grants to LICENSEE, and LICENSEE hereby accepts from SKI, a worldwide, exclusive license, with the right to grant sublicenses, under the SKI PATENT RIGHTS and SKI KNOW-HOW, to make, USE, and develop COLLABORATION COMPOUNDS, and, to make, have made, USE, import, offer for SALE, SELL, and have SOLD PRODUCTS in the FIELD.

         4.3.2 TERM. Unless LICENSEE's rights are terminated earlier as provided in Article 18, the foregoing license in Section 4.3.1 shall remain exclusive on a COLLABORATION COMPOUND-by-COLLABORATION COMPOUND and PRODUCT-by-PRODUCT basis (i) as to the applicable SKI PATENT RIGHTS, for their respective terms on a country-by-country basis, and (ii) as to the SKI KNOW-HOW, until the termination of LICENSEE's obligation to make royalty payments under
Section 7.1, at which time the license under the SKI KNOW-HOW shall automatically become a fully paid, non-exclusive license. Notwithstanding the foregoing, however, with respect to any country of the European Union, the license to the SKI KNOW-HOW shall remain exclusive until the earlier of (i) the date on which the SKI KNOW-HOW becomes published or generally known to the public through no fault on the part of LICENSEE, its AFFILIATE(S), or SUBLICENSEE(S) or (ii) the tenth (10th) anniversary of the first commercial sale of the first PRODUCT in any country of the European Union, at which time the license under the SKI KNOW-HOW shall automatically become a fully paid, non-exclusive license.

         4.4 AFFILIATE LICENSES. In the event LICENSEE wishes to manufacture PRODUCT or SELL in a country where its AFFILIATE is unable to pay royalties to LICENSEE or where payment of royalties to LICENSEE is limited as to its tax deductibility, SKI hereby agrees, at the written request of LICENSEE, such written request to constitute a license from LICENSEE to SKI to do the same, to grant appropriate licenses containing the same terms, conditions, and provisions as this AGREEMENT to any AFFILIATE under SKI PATENT RIGHTS and SKI KNOW-HOW to make, have made, USE, and SELL PRODUCTS. Any such licensed AFFILIATE shall thereafter report NET SALES directly to SKI, and the activities of any such AFFILIATE shall not be includable in any reports made by LICENSEE to SKI.

         4.5 SUBLICENSES. LICENSEE and its AFFILIATE(S) shall have the right to grant to THIRD PARTIES sublicenses under the licenses granted to LICENSEE in Sections 4.1, 4.2, and 4.3 (or to its AFFILIATE(S) under Section 4.4) with respect to PRODUCTS developed by or on behalf of LICENSEE; provided, however, that until the earlier of (i) [**] from the EFFECTIVE DATE, and (ii) the initiation of Phase II clinical trials of epothilone D, SKI and LICENSEE shall make joint decisions regarding all sublicenses to THIRD PARTIES for the DEVELOPMENT and commercialization of COLLABORATION COMPOUNDS. After that time, LICENSEE has the right and sole discretion to grant sublicenses to THIRD PARTIES; provided, however, that SKI shall have the right to notify LICENSEE of THIRD PARTIES to which LICENSEE shall not grant sublicenses, because the activities of such THIRD PARTIES are incompatible with SKI's mission or inimical to its interests.

         4.6 RSUBLICENSE TO [**]. Provided that sufficient amounts of polyglutamate-linked [**] can be made available to [**] for its research and development, LICENSEE will grant [**] a sublicense of SKI PATENT RIGHTS under which [**] will be licensed to make, USE, and SELL [**] for the treatment of cancer. [**] shall be required to provide to the JRC a development plan specifying the research to be conducted and a timeline for clinical trials, as well as the amounts of [**] required and the source(s) from which it will be obtained. If the JRC determines that sufficient [**] is available to conduct the [**] development plan, and that the [**] development plan does not jeopardize or pose a risk of serious delay to the RESEARCH PROGRAM, then the JRC shall approve the development plan. The JRC shall make this determination within [**] of receipt of the [**] development plan. LICENSEE and SKI shall agree upon the business terms of a sublicense to [**] and negotiate diligently with [**] to conclude a sublicense to [**] within [**] of the date the JRC approves the [**] development plan. Such [**]sublicense shall include a timeline for the development of the compound, with the right for LICENSEE to terminate such sublicense if development milestones are not met in accordance with the timeline, and such other terms and conditions as are commercially reasonable and agreed upon by SKI and LICENSEE.

         4.7 No COMPETING RESEARCH. During the RESEARCH TERM, researchers working on the RESEARCH PROGRAM and employed by SKI or LICENSEE shall not knowingly conduct, have conducted, or fund any research or development activity specifically directed at discovery or

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

developing COLLABORATION COMPOUNDS intended for use in the FIELD, except pursuant to this AGREEMENT.

         4.8 COLLABORATION COMPOUND EXCLUSIVITY. During the term of this AGREEMENT, SKI shall not develop, commercialize, or sublicense to any THIRD PARTY any COLLABORATION COMPOUND to which LICENSEE retains commercial license rights, without the prior written consent of LICENSEE.

         4.9 MODE OF COMMERCIALIZATION. Subject to the limitation in 4.5, LICENSEE shall have the right to sublicense one or more THIRD PARTIES to conduct manufacturing, marketing, sales, and/or distribution activities for any COLLABORATION COMPOUND; provided, however, that SKI shall have the right to notify LICENSEE of THIRD PARTIES to which LICENSEE shall not grant sublicenses, because the activities of such THIRD PARTIES are incompatible with SKI's mission or inimical to its interests. LICENSEE may SELL PRODUCTS through its AFFILIATE(S), SUBLICENSEE(S), or agents in any country. LICENSEE agrees to be responsible and liable for the performance hereunder by its AFFILIATE(S), agents, and SUBLICENSEE(S) to which the license and rights hereunder shall have been extended. For the purposes of reporting and making payments of earned royalties under this AGREEMENT, the manufacture, SALE, or USE of PRODUCTS by any AFFILIATE or SUBLICENSEE to which such license rights shall have been extended shall be considered the manufacture, SALE, or USE of such PRODUCT by LICENSEE, and any such AFFILIATE or SUBLICENSEE may make the pertinent reports and royalty payments specified in Article 7 hereof directly to SKI on behalf of LICENSEE; otherwise, such reports and payments on account of SALES of PRODUCTS by each AFFILIATE and SUBLICENSEE shall be made by LICENSEE; and, in any event, the SALES of PRODUCT by each such AFFILIATE and SUBLICENSEE shall be separately shown in the reports to SKI if such information is readily available to LICENSEE.

         4.10 NO IMPLIED RIGHTS. No other, further or different license or right, except as expressly provided in this Article 4 hereof, is hereby granted or implied.

ARTICLE 5 -- DEVELOPMENT AND COMMERCIALIZATION

         5.1      DEVELOPMENT.

                  5.1.1 JDAC. LICENSEE shall have the right to select one or more COLLABORATION COMPOUNDS for DEVELOPMENT as replacement or back-up candidates for epothilone D and as second generation anticancer PRODUCTS. For each PRODUCT in DEVELOPMENT, including epothilone D, the parties shall establish a Joint Development Advisory Committee (the "JDAC") to oversee the DEVELOPMENT of PRODUCTS.

                  5.1.2 MEMBERSHIP. The JDAC shall include three (3) representatives from each of SKI and LICENSEE, each party's members to be selected by that party. SKI and LICENSEE may each replace its JDAC representatives at any time, upon written notice to the other party.

One of the LICENSEE members of the JDAC, chosen at the sole discretion of LICENSEE, shall serve as chair of the JDAC.

                  5.1.3 MEETINGS; MINUTES. The JDAC shall meet at least quarterly, or more frequently as agreed by the parties, at such locations as the parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile, and/or video conference. Meetings of the JDAC shall be held at least quarterly and may be called by either party with not less than ten (10) working days notice to the other unless such notice is waived, and meetings shall be held at the office of the party not calling the meeting, unless otherwise agreed. The JDAC may be convened, polled, or consulted from time to time by means of telecommunication or correspondence. Each party will disclose to the other proposed agenda items reasonably in advance of each meeting of the JDAC. With the consent of the parties, other representatives of SKI or LICENSEE may attend JDAC meetings as observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings. The JDAC shall prepare written minutes of each JDAC meeting and a written record of all JDAC recommendations, whether made at a JDAC meeting or otherwise. A written record shall be provided by the presenting party to each party of all materials presented at meetings of the JDAC.

                  5.1.4 FUNCTIONS OF THE JDAC. The JDAC shall serve in an advisory capacity concerning the management of the DEVELOPMENT of PRODUCTS as well as related pre-market activities performed under the provisions of this AGREEMENT. In carrying out this function, the JDAC will:

                           (a)      promptly upon selection of a PRODUCT for
DEVELOPMENT, advise LICENSEE in the preparation of a written DEVELOPMENT PLAN that describes LICENSEE'S proposed commercialization activities, including appropriate timelines for DEVELOPMENT, for such PRODUCT, which DEVELOPMENT PLAN shall be provided by LICENSEE to SKI;

                           (b)      review progress of the DEVELOPMENT work at
least quarterly, and advise LICENSEE concerning changes or modifications to the DEVELOPMENT PLAN;

                           (c)      oversee and direct the transfer of
COLLABORATION COMPOUNDS from LICENSEE to clinical trial site(s); and

                           (d)      review progress reports as to the
performance of the DEVELOPMENT PLAN, the first such report to be submitted by LICENSEE six (6) months following selection of a COLLABORATION COMPOUND for DEVELOPMENT and at six (6) month intervals thereafter until the SALE of PRODUCT is approved and PRODUCT is being marketed on a regular commercial basis in the United States and each MAJOR MARKET COUNTRY and such approval and marketing is reported in writing to SKI.

Minutes of meetings of the JDAC may serve as such progress reports. The parties agree to maintain information in such reports in confidence in accordance with the confidentiality provisions of Article 9 hereof.

                  5.1.5 DEVELOPMENT PROGRAM. LICENSEE shall be solely responsible for and have the exclusive right, at its discretion but in consultation with the JDAC, to select COLLABORATION COMPOUNDS which shall then be designated PRODUCTS for further DEVELOPMENT by LICENSEE and marketing by LICENSEE and its AFFILIATE(S) or SUBLICENSEE(S). LICENSEE shall provide SKI with written notice of its decision to select a COLLABORATION COMPOUND for DEVELOPMENT. Once a PRODUCT has been selected for further DEVELOPMENT, LICENSEE, with the advice of the JDAC, shall have the exclusive right to develop the PRODUCT through STAGES O, I, II and III and shall have the exclusive right to prepare and file, and shall be the owner of, all applications for MARKETING AUTHORIZATION throughout the world. During such DEVELOPMENT efforts, SKI will assist LICENSEE as may be mutually agreed, at LICENSEE's expense, in chemical development, formulation development, production of labeled material and production of sufficient quantities of material for STAGE O and initial STAGE I studies. LICENSEE shall exercise diligent efforts, commensurate with the efforts it would normally exercise for products with similar potential sales volume and consistent with its overall business strategy, in developing such PRODUCT in accordance with the DEVELOPMENT PLAN established by LICENSEE. In the course of such efforts LICENSEE shall, either directly or through an AFFILIATE or SUBLICENSEE to which the license shall have been extended, take appropriate steps including the following:

                           (i)      in consultation with the JDAC, select
certain COLLABORATION COMPOUNDS for STAGE O DEVELOPMENT; and

                           (ii)     establish and maintain a program
reasonably designed, funded, and resourced to obtain information adequate to enable the preparation and filing with an appropriate and properly empowered national regulatory authority all necessary documentation, data, and other evidence required for IND non-rejection to commence and conduct human clinical trials of such PRODUCT.

                           (iii)    proceed following IND non-rejection to
commence PHASE I, II, and III clinical trials, associated studies and such other work which LICENSEE reasonably deems to be required for subsequent inclusion in filings for MARKETING AUTHORIZATION; and

                           (iv)     after such submissions are filed,
prosecute such submissions and file all reasonably necessary reports and respond to all reasonable requests from the pertinent regulatory authorities for information, data, samples, tests, and the like.

         5.2 MARKETING AUTHORIZATION. MARKETING AUTHORIZATION applications shall be compiled by LICENSEE based on information generated during the DEVELOPMENT program. LICENSEE shall own such MARKETING AUTHORIZATIONS. At LICENSEE's request and expense, SKI shall prepare supporting documentation requested by LICENSEE and SKI shall further assist LICENSEE with the preparation of supporting data to apply for and pursue MARKETING AUTHORIZATIONS. Before filing an NDA for a COLLABORATION COMPOUND, LICENSEE shall provide a pre-marketing plan to SKI that describes its proposed commercialization activities for such COLLABORATION COMPOUND.

         5.3 COMMERCIALIZATION STATUS. If LICENSEE is developing a COLLABORATION COMPOUND, or any PRODUCT, during the period from the EFFECTIVE DATE to the first commercial sale of such PRODUCT, LICENSEE shall keep SKI informed of its DEVELOPMENT activities with respect to such COLLABORATION COMPOUND and PRODUCT, including without limitation, the achievement of the milestones set forth in Section 6.4 and the commercialization of such COLLABORATION COMPOUND and PRODUCT, by annually providing SKI with a written report stating the status of development of each such COLLABORATION COMPOUND and PRODUCT. It is understood that the report provided to the JDAC under
Section 5.1.4(d) may serve to fulfill LICENSEE's obligation to SKI hereunder.

         5.4 COMMERCIALIZATION. Once a PRODUCT has been approved for marketing, LICENSEE shall exercise BEST EFFORTS, commensurate with the efforts it would normally exercise for products with similar potential sales volume and consistent with its overall business strategy, in promoting, advertising, and SELLING such PRODUCT under this AGREEMENT. LICENSEE shall be responsible for all commercialization activities relating to COLLABORATION COMPOUNDS approved for therapeutic use.

         5.5      PERFORMANCE OBLIGATIONS.

                  5.5.1 LACK OF DILIGENCE. LICENSEE, directly or through an AFFILIATE or SUBLICENSEE, shall use its BEST EFFORTS to commercialize and develop a PRODUCT. Non-performance of this Article 5, or any subparagraph thereof by LICENSEE, shall be a breach of this AGREEMENT, subject to SKI's right to terminate this AGREEMENT pursuant to Section 18.2.

                  5.5.2 ACKNOWLEDGMENT. Notwithstanding any other provision hereunder, LICENSEE makes no representation or warranty that DEVELOPMENT and marketing of PRODUCT shall be the exclusive means by which LICENSEE will participate in the FIELD. Furthermore, all business decisions concerning the DEVELOPMENT, marketing, and SALES of PRODUCT(S) including, without limitation, the design, SALE, price, and promotion of PRODUCTS covered under this AGREEMENT shall be within the sole discretion of LICENSEE. SKI acknowledges that LICENSEE may now or in the future develop or acquire other products for the treatment or prevention of cancer.

         5.6 NO OTHER PRODUCTS OTHER THAN PRODUCTS. Except as otherwise agreed in writing or specifically provided by this AGREEMENT, neither LICENSEE nor its SUBLICENSEE(S) shall commercialize any COLLABORATION COMPOUND other than as a PRODUCT in accordance with this AGREEMENT.

ARTICLE 6 -- LICENSE FEES AND MILESTONE PAYMENTS

         6.1 INITIAL FEE. In consideration of the rights and licenses granted to LICENSEE under this AGREEMENT on the EFFECTIVE DATE, LICENSEE shall pay SKI an initial fee of [**] to reimburse SKI for past research and development. Such fee shall neither be refundable nor creditable against other amounts due SKI under this AGREEMENT.

         6.2 MAINTENANCE FEE. In consideration of the continuing rights and licenses granted to LICENSEE under this AGREEMENT and subject to Article 18, LICENSEE shall pay SKI a maintenance fee of [**] on each anniversary of the EFFECTIVE DATE prior to the first commercial SALE of a PRODUCT by LICENSEE or its AFFILIATE or SUBLICENSEE. Such fee shall neither be refundable nor creditable against other amounts due SKI under this AGREEMENT.

         6.3 DEVELOPMENT MILESTONE PAYMENTS. Within thirty (30) days following the occurrence of the relevant events specified below with respect to the first such PRODUCT developed by LICENSEE or its AFFILIATE(S) but not by its SUBLICENSEE(S) to achieve such development milestone and subject to
Article 18, LICENSEE shall pay to SKI the following amounts:

                 DEVELOPMENT MILESTONE                           PAYMENT
                 ---------------------                           -------
                         [**]                                      [**]
                         [**]                                      [**]
                         [**]                                      [**]
                         [**]                                      [**]
                         [**]                                      [**]
                         [**]                                      [**]
                         [**]                                      [**]
                         [**]                                      [**]

         Payments for achievement of [**] milestones may be withheld at the time of the corresponding event unless and until SKI has received a VALID CLAIM in a patent that is neither involved nor expected by the parties to become involved in an interference or opposition proceeding in such country claiming such PRODUCT, claiming the approved use of such PRODUCT where the PRODUCT itself is not patented by a THIRD PARTY, or claiming the actual method of manufacture of such PRODUCT where neither the PRODUCT nor its use is patented by a THIRD PARTY. In no event shall LICENSEE be obligated to make the payment due on any milestone event more than once with respect to the same PRODUCT, regardless of the number of indications for which such PRODUCT is developed.

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

         6.4      NO WITHHOLDING. All amounts paid to SKI pursuant to this
Article 6 shall be made without withholding for taxes or any other charge.

ARTICLE 7 -- ROYALTIES, RECORDS, AND REPORTS

         7.1 EARNED AND MINIMUM ANNUAL ROYALTIES; ROYALTY TERM. For the rights and privileges granted under this AGREEMENT and subject to Article 18, LICENSEE shall pay to SKI, on a country-by-country and PRODUCT-by-PRODUCT basis, earned and minimum annual royalties on NET SALES by LICENSEE or its AFFILIATE(S) but not its SUBLICENSEE(S) as follows:

                  7.1.1 where the PRODUCT itself is within the scope of a VALID CLAIM which is owned solely by SKI or owned jointly by SKI and LICENSEE, LICENSEE shall pay to SKI a [**] royalty on the NET SALES of all such PRODUCTS that are SOLD by or for LICENSEE or its AFFILIATE(S) under this AGREEMENT in a country until the expiration of the last to expire of such patents in the PATENT RIGHTS in such country;

                  7.1.2 where the approved use for which the PRODUCT is marketed falls within the scope of a VALID CLAIM which is owned solely by SKI, and such PRODUCT is itself not patented by a THIRD PARTY, LICENSEE shall pay to SKI a [**] royalty on the NET SALES of all such PRODUCTS that are SOLD by or for LICENSEE or AFFILIATE(S) under this AGREEMENT until the expiration of the last to expire of such patents in the PATENT RIGHTS in such country;

                  7.1.3 where the actual method of manufacture used by LICENSEE to manufacture the PRODUCT falls within the scope of a VALID CLAIM which is owned solely by SKI, LICENSEE shall pay to SKI [**] royalty on the NET SALES of all such PRODUCTS that are SOLD by or for LICENSEE or AFFILIATE(S) under this AGREEMENT until the expiration of the last to expire of such patents in the PATENT RIGHTS in such country and in any country where the PRODUCT is SOLD, provided the PRODUCT SOLD in that country was made using the patented method in the country where the patent issued;

                  7.1.4 where the manufacture, use, or SALE of the PRODUCT is not within the scope of a VALID CLAIM subject to Section 7.1.1, 7.1.2, or 7.1.3, LICENSEE shall pay to SKI a [**] royalty on NET SALES of all such PRODUCTS that are SOLD by or for LICENSEE or AFFILIATE(S) under this AGREEMENT in such country, for a period of [**] from the date of first commercial sale of such PRODUCT in such country, provided that the PRODUCT or its actual manufacture or use is patented by SKI in the United States, a MAJOR MARKET COUNTRY in Europe, or Japan; and

                  7.1.5. beginning on the anniversary of the EFFECTIVE DATE after the first SALE of a PRODUCT by LICENSEE or its AFFILIATE(S) and until the later of the expiration date of the last to expire SKI PATENT RIGHTS or [**] after the first SALE of a

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

PRODUCT by LICENSEE or its AFFILIATE(S), LICENSEE shall pay to SKI a minimum annual royalty, which shall be fully creditable against royalties paid on NET SALES for that same calendar year, of [**].

                  7.1.6 Regardless of any credits or offsets to which LICENSEE is entitled under this AGREEMENT, the royalty payments due SKI under
Article 7 shall not be less than [**] of the royalties due pursuant to Sections 7.1.1, 7.1.2, 7.1.3, or 7.1.4, as applicable, on NET SALES of any PRODUCT in the applicable quarter. Any such royalty credits or offsets may be carried forward until applied.

         7.2 ROYALTY ON NET SALES TO THIRD PARTIES. Earned royalties shall be paid pursuant to Sections 7.1 and 7.5 hereof on all PRODUCTS SOLD under this AGREEMENT, and the earned royalty payable on a given PRODUCT made hereunder shall not become due and owing until such PRODUCT is SOLD. In the event that more than one of the foregoing royalty rates specified in Sections
7.1.1 through 7.1.4 apply, LICENSEE shall pay the highest of these rates. Except where LICENSEE or its AFFILIATE(S) or SUBLICENSEE is an end-user of a PRODUCT, the earned royalty for any particular PRODUCT shall be due upon the first bona fide arm's length SALE to a THIRD PARTY other than an AFFILIATE or SUBLICENSEE thereof and any subsequent SALE of such PRODUCT by a THIRD PARTY that is not an AFFILIATE or SUBLICENSEE shall be royalty-free.

         7.3 THIRD-PARTY ROYALTIES. LICENSEE shall be responsible for procuring such licenses as it deems, in its sole discretion, required for the manufacture, use, marketing, SALE, or distribution of PRODUCTS by LICENSEE and its AFFILIATE(S) and SUBLICENSEE(S), and for the payment of any amounts due THIRD PARTIES under such licenses; provided that LICENSEE may offset against the royalties owed to SKI up to [**] of royalties owed to such THIRD PARTY, up to a maximum of [**] of the royalty owed to SKI in any quarter with respect to the applicable PRODUCT. Any such amounts which are uncredited in a quarter may be carried forward until expended.

         7.4 ONE ROYALTY. Notwithstanding the provisions of Section 7.2 hereof, in the case of transfers or SALES of any PRODUCT among LICENSEE, AFFILIATE(S), and SUBLICENSEE(S) or between AFFILIATE(S) for re-sale to THIRD PARTIES, one and only one royalty shall be payable thereon and such royalty shall become payable upon the SALE thereof to a THIRD PARTY.

         7.5 ROYALTIES ON NET SALES BY SUBLICENSEE(S). In lieu of the royalty payments under Section 7.1 and the development milestone payments under Section 6.3, for any sublicense of only SKI PATENT RIGHTS entered into prior to the earlier of (i) [**] years from the EFFECTIVE DATE; and (ii) the initiation of Phase II clinical trials for epothilone D, SKI shall receive [**] of all sublicensing proceeds, and LICENSEE shall receive the remainder. For any other sublicense, and in lieu of the royalty payments under Section
7.1 and the development milestone payments under Section 6.3, LICENSEE shall pay SKI [**] of the sublicensing proceeds, provided, however, that SKI's [**]

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

share of any royalty payments received from such SUBLICENSEE shall not exceed the royalty that LICENSEE would have paid to SKI if LICENSEE marketed the PRODUCT. Sublicensing proceeds include both royalty and non-royalty income received by LICENSEE, including anything of value in lieu of cash payments, but excluding reimbursement for research and development, including clinical trial, expenses, proceeds from sale of equity (but not any premium attributable to the sublicense thereon) made in connection with the sublicense, and manufacturing costs (but not any profits in excess of normal manufacturing profits therefrom). SKI shall have the right to audit LICENSEE's business records, as provided in Section 7.7, to verify that such expenses, premium, or costs reported by LICENSEE are accurate. In the event LICENSEE sublicenses SKI or LICENSEE's PATENT RIGHTS as part of an agreement to license THIRD PARTY technology required to make, use, or sell a PRODUCT, then such agreement shall not be subject to the sharing of sublicensing proceeds specified in this Section 7.5.

         7.6 ROYALTIES ON COMMERCIALIZATION OF LICENSEE'S EPOTHILONE TECHNOLOGY. In the event that LICENSEE, by itself or through its AFFILIATE(S) or a THIRD PARTY, during the TERM of this AGREEMENT, commercializes an EPOTHILONE or commercializes technology for producing an EPOTHILONE without utilization of SKI PATENT RIGHTS or SKI KNOW-HOW licensed hereunder, then Kosan agrees to pay SKI a royalty on the NET SALES by LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S) of such product or any product made using such technology. If SKI performs pre-clinical and Phase I clinical testing of such EPOTHILONE product, then the royalty rate shall be [**] of NET SALES of such product, regardless of whether LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S) markets the product. If SKI does not perform such pre-clinical and Phase I clinical testing, then the royalty shall be [**] on NET SALES, regardless of whether LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S) markets the product. In either event, such royalty shall be subject to the third party royalty credit set forth in Section 7.3. No other payments of any type or kind shall be due SKI for the commercialization of LICENSEE's EPOTHILONE technology by LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S).

         7.7 AUDIT RIGHTS. LICENSEE shall keep, and shall cause its AFFILIATE(S) and SUBLICENSEE(S) to keep, full, true, and accurate books of account containing all particulars in accordance with LICENSEE's normal accounting procedures then in effect for the purpose of showing the amount payable to SKI by way of royalty as aforesaid or by way of any other provision hereunder. Said books of account shall be kept at LICENSEE's (or if sales by a SUBLICENSEE, at the SUBLICENSEE's) principal place of business. Said books and the supporting data shall be maintained and kept open during reasonable business hours, for five (5) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accountant retained by SKI and reasonably acceptable to LICENSEE or such SUBLICENSEE for the purpose of verifying LICENSEE's royalty statements, or LICENSEE's compliance in other respects with this AGREEMENT, but this right to inspect may not be exercised more than once in any year and once a calendar period is audited, it may not be re-audited unless a payment discrepancy is identified. Said accountant shall disclose to SKI only information relating to the

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

accuracy of the royalty reports and the royalties paid under this AGREEMENT. Names of customers and other confidential information shall not be disclosed to SKI by such independent accountant. Such accountant shall be retained at SKI's sole expense. Notwithstanding the foregoing, inspections of the records of SUBLICENSEE(S) shall be limited to the extent that LICENSEE has the right to authorize SKI to make such inspection; provided that if LICENSEE does not have the right to authorize SKI to make such an inspection, upon SKI's request, LICENSEE, at its expense, using an independent certified accountant reasonably acceptable to SKI, shall inspect the SUBLICENSEE's records and shall provide to SKI the results of such inspection. In any audit, if an underpayment of more than [**] is established for a quarter, LICENSEE shall pay the costs of the audit of such period and shall promptly pay to SKI any amounts due together with interest as provided in Section 7.8.

         7.8 ROYALTY REPORTS. LICENSEE within sixty (60) days after the first day of January, April, July, and October of each year (the "Reporting Date") shall deliver to SKI a true and accurate report, giving such particulars of the PRODUCTS SOLD by LICENSEE, AFFILIATE(S), and SUBLICENSEE(S) and the NET SALES due during the three (3) months preceding the Reporting Date ("Accounting Period") under this AGREEMENT as are pertinent to an accounting for royalty under this AGREEMENT. Each such report shall state, separately for LICENSEE and each AFFILIATE and SUBLICENSEE, the number, description, and aggregate NET SALES, by country, of each PRODUCT sold during the calendar quarter upon which a royalty is payable under this AGREEMENT. Simultaneously with the delivery of each such report, LICENSEE shall pay to SKI the royalty due under this AGREEMENT for the period covered by such report. If no royalties are due, it shall be so reported.

         7.9 PAYMENT METHOD; LATE PAYMENTS. All amounts due SKI hereunder shall be paid in U.S. dollars by check in immediately available funds to a bank account designated by SKI. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this AGREEMENT shall bear interest at a rate equal to the lesser of prime rate as reported by Citibank (or its successor in interest), New York, New York, plus [**], or the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly.

         7.10 CURRENCY CONVERSION. All royalty payments by LICENSEE to SKI shall be converted into U.S. Dollars in accordance with LICENSEE's current customary and usual procedures for calculating same which are the following: the rate of currency conversion shall be calculated using a simple average of monthly period end "spot rates" provided by Brown Brothers Harriman, 59 Wall Street, NY, NY 10005 for each quarter, or if such rate is not available, the spot rate as published by a leading United States commercial bank for such accounting period. LICENSEE shall give SKI prompt written notice of any changes to LICENSEE's customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered and provided that such changes continue to maintain a set methodology for currency conversion. If the transfer or the conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of each part of the royalties due as is necessary, shall be made by the deposit thereof, in whatever currency is allowable, to the credit

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

and account of SKI in any commercial bank or trust company of SKI's choice located in that country. Prompt notice of said deposit shall be given by LICENSEE to SKI and LICENSEE shall use reasonable efforts to assist SKI in securing the payment of such funds to SKI's U.S. bank account.

         7.11 TAXES. Any tax required to be withheld on royalties payable to SKI under the laws of any foreign country shall be promptly paid by LICENSEE for and on behalf of SKI to the appropriate governmental authority, and LICENSEE shall furnish SKI with proof of payment of such tax together with official documents issued by the appropriate governmental authority and other appropriate evidence sufficient to enable SKI to support a claim for a tax credit in respect of any sum so withheld, and at SKI's request, provide reasonable assistance to SKI in recovering such amounts, if possible.

         7.12 LEGAL LIMIT ON ROYALTIES. In any country where the rate of royalty is limited by applicable law, the royalty payment shall be made to SKI at the highest rate permitted by law in that country for licenses of the type herein granted, provided that such rate is equal to or less than the rate specified in this AGREEMENT.

         7.13 RESTRICTIONS ON PAYMENTS. The obligation to pay royalties to SKI under this AGREEMENT shall be waived and excused to the extent that applicable statutes, laws, codes, or government regulations in a particular country prevent such royalty payments; provided, however, in such event, if legally permissible, LICENSEE shall pay the royalties owed to SKI by depositing such amounts, to the credit and account of SKI or its nominee in any commercial bank or trust company of SKI's choice located in that country, prompt notice of which shall be given by LICENSEE to SKI.

ARTICLE 8 -- SUPPLY OF PRODUCTS

         8.1 LICENSEE RESPONSIBILITY. With the exception of the epothilone D requirements for the Phase I clinical trials, for which SKI shall be responsible, LICENSEE shall be solely responsible for making or having made PRODUCTS for DEVELOPMENT and commercialization.

         8.2 TECHNOLOGY TRANSFER. Upon LICENSEE's request, SKI shall provide reasonable technical assistance, and, to the extent that SKI has a right to do so without incurring additional expense, licenses, as may reasonably be requested by LICENSEE to transfer such technology as needed for LICENSEE or its designee to commence or continue manufacturing under Section
8.1. All such technical assistance shall be provided at LICENSEE's expense.

ARTICLE 9 -- CONFIDENTIALITY

         9.1 CONFIDENTIAL INFORMATION. Except as expressly provided herein, the parties agree that, for the term of this AGREEMENT and for five
(5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this AGREEMENT, any confidential information of the other party, or any data, samples, technical, and economic information (including the economic terms hereof), commercialization, clinical and research strategies, and KNOW-HOW and other information provided by the other party (the "Disclosing Party") during the TERM of this AGREEMENT or during the negotiation of this AGREEMENT, or in connection with the transactions contemplated thereby, or any RESEARCH PROGRAM technology, and all other data, results, and information developed pursuant to the RESEARCH PROGRAM and solely owned by the Disclosing Party (collectively, the "Confidential Information") furnished to it by the Disclosing Party hereto pursuant to this AGREEMENT or the transactions contemplated thereby. Notwithstanding the above, Confidential Information shall not include information that:

                  (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this AGREEMENT; or

                  (ii) was already known to the recipient as evidenced by prior written documents in its possession; or

                  (iii) is disclosed to the recipient by a THIRD PARTY who is not in default of any confidentiality obligation to the disclosing party hereunder; or

                  (iv) is developed by or on behalf of the receiving party, without reliance on Confidential Information received from the other party hereunder; or

                  (v) is used with the consent of the Disclosing Party (which consent shall not be unreasonably withheld) in applications for patents or copyrights under the terms of this AGREEMENT; or

                  (vi) has been approved in writing for publication by the Disclosing Party; or

                  (vii) is PRODUCT-related information that is reasonably required to be disclosed in connection with marketing of PRODUCT covered by this AGREEMENT.

Confidential Information shall be safeguarded by the recipient, shall not be disclosed to THIRD PARTIES, and shall be made available only to recipient's employees or independent contractors who agree in writing to equivalent conditions and who have a need to know the information for the purposes specified under this AGREEMENT; however, the recipient may disclose Confidential Information to the extent such disclosure is required in compliance with applicable laws or regulations in connection with the manufacture or SALE of PRODUCTS, or is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, provided that in the event such disclosure is required, the recipient (i) shall, unless prohibited by law, give reasonable advance notice of such disclosure to the other party and (ii) shall use reasonable efforts to secure confidential treatment of such information (whether by protective order or otherwise). Notwithstanding the foregoing,

Confidential Information may be provided to THIRD PARTIES under appropriate terms and conditions including confidentiality provisions equivalent to those in this AGREEMENT for consulting, sublicensing negotiations, manufacturing development, manufacturing, external testing, and marketing trials with respect to PRODUCTS.

         9.2 PUBLICATION. The parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to this AGREEMENT, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure of such results, the party proposing disclosure shall send the other party a copy of the information to be disclosed, and shall allow the other party thirty (30) days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing party which such party desires to maintain as a trade secret. Each party shall designate a representative for receipt of proposed publications from the other party. If due to a valid business reason or a reasonable belief by the non-disclosing party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the thirty (30) day period, the non-disclosing party shall so notify the Disclosing Party, who shall then delay public disclosure of the information for an additional period of up to thirty (30) days to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The party proposing disclosure shall thereafter be free to publish or disclose the information. If the publication discloses a COLLABORATION COMPOUND, the Disclosing Party shall submit a copy of the manuscript to the JRC thirty (30) days prior to submission for publication.

         9.3 ACQUISITION. In the event a party hereto is acquired, such party shall take reasonable efforts to ensure that the Confidential Information of the other party hereto is used only for the purposes of this AGREEMENT, and is not disclosed otherwise to the acquiror.

ARTICLE 10 -- REGULATORY MATTERS

         10.1 ADVERSE EVENT REPORTING. Each party shall promptly inform the other in writing within twenty-four (24) hours of its receipt of any information which it receives regarding or related to any serious, unexpected adverse reaction in humans to a PRODUCT. Each party shall comply with each Adverse Drug Experience reporting requirement of it in the United States Federal Food Drug and Cosmetic Act, as amended (21 U.S.C. Section 301 ET SEQ.) and the similar requirements of international regulatory authorities. In addition, on an on-going basis, each party agrees to make a good faith effort promptly to provide the other party with any additional information in its possession that indicates adverse effects in humans associated with a PRODUCT. The obligations of this Article shall survive termination of this AGREEMENT as to any PRODUCT continued to be SOLD by LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S).

         10.2 REGULATORY AND OTHER INQUIRIES. In the event SKI is contacted by the FDA or any drug regulatory agency for any regulatory purpose pertaining to this AGREEMENT or to a PRODUCT, SKI and LICENSEE shall promptly (within two (2) business days) notify and consult with one another, and LICENSEE shall provide a response as it deems appropriate, subject to SKI approval. LICENSEE shall have sole responsibility for responding to all inquiries to LICENSEE or SKI regarding the benefits, side effects, and other characteristics of PRODUCTS. The party responsible for manufacturing the BULK PRODUCT form of the pertinent PRODUCT shall have the sole responsibility for responding to all inquiries regarding the manufacture of such BULK PRODUCT after consultation with the other party.

         10.3 PRODUCT RECALL. In the event that LICENSEE or SKI determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any PRODUCT, or any lot or lots thereof, from the market, it shall advise and consult with the other party with respect thereto. In consultation with SKI, and with due consideration thereto, LICENSEE shall make the final determination to recall or otherwise remove the PRODUCT or any lot or lots thereof from the market. SKI shall be responsible for the costs of any recall due to defects in BULK PRODUCTS manufactured by SKI, and LICENSEE shall be responsible for the costs of other recalls.

ARTICLE 11 -- PATENT INFRINGEMENT

         11.1 NOTICE. In the event that there is infringement by a THIRD PARTY of any patent licensed to LICENSEE hereunder that covers the manufacture, USE, or SALE of a PRODUCT, LICENSEE shall notify SKI in writing to that effect, including with said written notice evidence establishing a PRIMA FACIE case of infringement by such THIRD PARTY.

         11.2     ACTION.

                  11.2.1 LICENSEE ACTION. LICENSEE shall have the right, but not the obligation, to bring suit against any infringer of any patent licensed to LICENSEE hereunder that is owned solely by SKI or jointly by SKI and LICENSEE and join SKI as a party plaintiff, provided that LICENSEE shall bear all the expenses of such suit. In the event LICENSEE brings such suit, and damages or other monies are awarded or received in settlement of such suit, LICENSEE shall be entitled to deduct an amount to cover its out-of-pocket expenses, including attorneys' and professional fees. The balance of any recoveries shall be [**]. SKI will cooperate with LICENSEE in any suit for infringement of a licensed patent brought by LICENSEE against a THIRD PARTY, and shall have the right to consult with LICENSEE and to participate in and be represented by independent counsel in such litigation at its own expense. LICENSEE shall incur no liability to SKI as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding SKI's patent invalid or unenforceable; provided, LICENSEE shall not enter into any settlement, consent judgment, or other voluntary final disposition of such litigation without the prior written consent of SKI, which consent shall not be unreasonably withheld.

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

                  11.2.2 SKI ACTION. In the event that LICENSEE notifies SKI that it intends to take no action to stop infringement of a patent owned solely by SKI or jointly by SKI and LICENSEE, or LICENSEE fails to take such action within one hundred eighty (180) days of being requested to do so by SKI, then SKI shall after any such notification or time period, at its option, take action to obtain a discontinuance of such infringement or bring suit against the THIRD PARTY infringer. SKI shall bear all the expenses of any suit brought by it. In the event damages or other monies are awarded or received in settlement of such suit, SKI shall be entitled to deduct an amount to cover its out-of-pocket expenses, including attorneys' and professional fees. The balance of any recoveries shall be [**]. LICENSEE and its AFFILIATE(S) will cooperate with SKI in any such suit and shall have the right to consult with SKI and be represented by its own counsel at its own expense. SKI shall incur no liability to LICENSEE and its AFFILIATE(S) as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding SKI's patent invalid or unenforceable; provided, SKI shall not enter into any settlement, consent judgment, or other voluntary final disposition of such litigation without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld. In the event that SKI or LICENSEE is sued by a third party for alleged infringement of the third party's patent, LICENSEE shall pay the legal costs of defending such suit.

         11.3 COOPERATION. In the event either party hereto shall initiate or carry on legal proceedings to enforce the PATENT RIGHTS against an alleged infringer, as provided herein, the other party hereto shall fully co-operate with the party initiating or carrying on such proceedings.

ARTICLE 12 -- INTELLECTUAL PROPERTY

         12.1     OWNERSHIP.

                  12.1.1 OWNERSHIP OF INVENTIONS. SKI will own any inventions and patents claiming such inventions conceived or reduced to practice solely by SKI personnel in connection with the performance of the RESEARCH PROGRAM, subject to the licenses granted in Article 4 above. LICENSEE will own any inventions and patents claiming such inventions conceived and reduced to practice solely by LICENSEE personnel in connection with the RESEARCH PROGRAM. The parties will jointly own any inventions and patents claiming such inventions conceived and reduced to practice jointly by LICENSEE and SKI personnel in connection with the RESEARCH PROGRAM ("Joint Inventions").

                  12.1.2 U.S. LAW. Inventorship and rights of ownership shall be determined in accordance with U.S. patent law. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions, and each party hereby waives any right (other than as set forth in this AGREEMENT) to obtain an accounting of profits or approve any license or exploitation thereof.

         12.2     PATENT PROSECUTION.

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

                  12.2.1 SKI shall file, maintain, and prosecute the patent applications within the SKI PATENT RIGHTS to obtain patents thereon in such countries it deems appropriate. Upon the receipt of an invoice from the provider of patent services detailing the same, LICENSEE shall reimburse SKI for all past costs of filing, maintaining, and prosecuting the patent applications within the SKI PATENT RIGHTS, and LICENSEE shall pay all future costs for any such activities it approves in advance in writing. If LICENSEE declines to pay the costs of filing, maintaining, and prosecuting a patent or patent application, then LICENSEE's license to that patent or patent application hereunder shall terminate. SKI does not represent or warrant that any such patent will be obtained, and SKI shall, subject to Section 12.2.2, be responsible for determining whether to abandon any or all of said patent applications or any portions thereof.

                  12.2.2 SKI shall promptly notify LICENSEE in the event SKI decides not to file or decides to abandon or discontinue prosecution or maintenance of any one or more patents or patent applications included in the SKI PATENT RIGHTS. Such notification will be given as early as possible, which in no event will be less than sixty (60) days prior to the date on which said application(s) will become abandoned. LICENSEE shall have the option, exercisable upon written notification to SKI, to assume full responsibility for the filing, prosecution, or maintenance of the affected patents or patent application(s), in LICENSEE's name, at its expense. Royalty obligations with respect to such affected patents or patent applications shall be governed by, and at the royalty rate, set forth in Section 7.1.4 for the life of such patent.

                  12.2.3 LICENSEE shall file, maintain, and prosecute the patent applications within the PATENT RIGHTS solely owned by LICENSEE to obtain patents thereon in such countries it deems appropriate, at its own expense. LICENSEE does not represent or warrant that any such patent will be obtained, and LICENSEE shall, in its sole discretion be responsible for determining whether to abandon any or all of said patent applications or any portions thereof.

         12.3 CONSULTATION. LICENSEE shall have the right to consult with SKI regarding the content of patent applications in the SKI PATENT RIGHTS, prior art searches and correspondence, and to comment thereon. SKI shall consider all such comments offered by LICENSEE, it being agreed, however, that, subject to Section 12.2.2, all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of SKI. SKI agrees to promptly provide LICENSEE with copies of:

                  12.3.1 all patent applications included in SKI PATENT RIGHTS which disclose COLLABORATION COMPOUNDS or methods for their manufacture or USE;

                  12.3.2 all prior art searches and patentability, validity, or infringement opinions conducted on behalf of SKI related to said patent applications and the subject matter of this AGREEMENT; and

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

                  12.3.3 all correspondence to and from the United States Patent and Trademark Office related to said patent applications as well as all correspondence relating to corresponding foreign national and international patent applications.

         12.4     JOINT INVENTIONS.

                  12.4.1 The parties will cooperate to file, prosecute, and maintain patent applications covering the Joint Invention(s) within the RESEARCH PROGRAM in the United States, Japan, and the European Union (in Europe through a European Patent Convention application) (collectively, the "Core Countries") and other countries agreed by the parties. LICENSEE shall pay all expenses and fees associated with the filing, prosecution, issuance, and maintenance of any patent application and resulting patent for a Joint Invention in the Core Countries and other agreed countries.

                  12.4.2 In the event that either party wishes to seek patent protection with respect to any Joint Invention outside the Core Countries, it shall notify the other party hereto. If both parties wish to seek patent protection with respect to such Joint Invention in such country or countries, activities shall be subject to Section 12.4.1 above. If only one party wishes to seek patent protection with respect to such Joint Invention in such country or countries, it may file, prosecute, and maintain patent applications and patents with respect thereto, at its own expense. Whenever possible, the parties shall cooperate to obtain the benefit of international treaties, conventions, and/or agreements (e.g., the Patent Cooperation Treaty) to obtain the benefits afforded thereby. In any such case, the party declining to participate in such activities shall not grant any THIRD PARTY a license under its interest in the applicable joint invention in the applicable country or countries without the prior written consent of the other party, which shall not be unreasonably withheld. SKI agrees to provide its written consent, if necessary, for LICENSEE to sublicense any joint invention in any country pursuant to the terms of this AGREEMENT.

         12.5 PATENT TERM EXTENSIONS. LICENSEE shall cooperate with SKI, and SKI agrees to seek diligently any extension under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Community, or other similar measure in any other country that is available or that becomes available in respect of the term of any patent within the SKI PATENT RIGHTS, including any patent that may issue on a patent application within the SKI PATENT RIGHTS. LICENSEE shall diligently advise SKI in a timely manner of approval by the Food and Drug Administration of the United States of America to USE, SELL, or market PRODUCTS or any other governmental approval obtained by or on behalf of LICENSEE or an AFFILIATE that is pertinent to any such extension. LICENSEE shall supply SKI with any pertinent information and data in its possession or control or that is in the possession or control of any AFFILIATE or SUBLICENSEE and shall cooperate fully in assisting SKI to obtain any such extension that it may seek. LICENSEE shall supply SKI in a timely manner with any information and data and any supporting affidavits or documents required to comply with 35 U.S.C. Section 156 Extension of Patent Term (and any successor legislation) and any administrative rules or regulation thereunder or required to comply with any corresponding laws and regulations that are or shall be in effect in any country within the SKI PATENT RIGHTS, all without further consideration. LICENSEE shall require its AFFILIATE(S) to comply with this Section 12.5.





























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

ARTICLE 13 -- PUBLICITY

         Neither party shall originate any publicity, news release, or public announcement, written or oral, whether to the public or press, stockholders, or otherwise, relating to this AGREEMENT, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto, or performances hereunder without the written consent of the other party, save only (i) such announcements as in the opinion of counsel for the party making such announcement is required by applicable law to be made (including, but not limited to, the Securities and Exchange Act of 1934, as amended, the regulations promulgated thereunder), or (ii) announcements to LICENSEE's private advisors, present investors, and bona fide prospective investors or a potential SUBLICENSEE so long as such disclosure is made under a binder of confidentiality wherein such advisor or investor or potential SUBLICENSEE agrees not to disclose the information contained in the announcement to any THIRD PARTY or to use the information for any purpose other than to evaluate its investment or prospective investment in LICENSEE or its prospective sublicense. Such announcements shall be factual and as brief as reasonable. If a party decides to make an announcement required by law or otherwise permitted under this AGREEMENT, it will give the other party two (2) days' advance written notice of the text of the announcement so that the other party will have an opportunity to comment upon the announcement. Upon request by a party for approval of any other disclosures, such approval or disapproval shall be given in writing within one (1) day of its receipt. Upon request by either party, the parties agree to prepare a mutually agreed press release and related Question and Answer document with respect to this AGREEMENT. Once information has been approved for disclosure, no further consent or approval shall be required under this Article with respect to such information. Except as expressly authorized by subsection (i), LICENSEE shall not use the name of SKI or Memorial-Sloan Kettering Cancer Research Center, nor any of its employees, nor any adoption thereof, in any fund-raising, advertising, promotional or sales literature without prior written consent obtained from SKI in each case.

ARTICLE 14 -- WARRANTIES AND REPRESENTATIONS

         14.1 SKI warrants to the best of its knowledge that as of the EFFECTIVE DATE it owns or exclusively controls by agreement, assignment, or license all right, title, and interest in the SKI PATENT RIGHTS and SKI KNOW-HOW and that it has full power and authority to execute, deliver, and perform this AGREEMENT and the obligations hereunder.

         14.2 LICENSEE to the best of its knowledge warrants that as of the EFFECTIVE DATE it owns or exclusively controls by agreement, assignment, or license all right, title, and interest in the LICENSEE PATENT RIGHTS and LICENSEE KNOW-HOW and that it has full power and authority to execute, deliver, and perform this AGREEMENT and the obligations hereunder.

         14.3 SKI expressly warrants and represents that it has no outstanding encumbrances or agreements, either written, oral, or implied, in connection herewith that are inconsistent with the rights granted herein, and that it has not granted and will not grant during the term of this

AGREEMENT or any renewal hereof, any rights, license, consent, or privilege that conflict with the rights granted herein.

         14.4 LICENSEE expressly warrants and represents that it has no outstanding encumbrances or agreements, either written, oral, or implied, in connection herewith that are inconsistent with the obligations undertaken by LICENSEE herein, and that it has not entered into, and during the term of this AGREEMENT or any renewal hereof will not enter into, any agreements, either written, oral, or implied, that conflict with the rights granted, and obligations undertaken, by LICENSEE herein.

         14.5 Each party expressly represents and warrants that it has the full power and authority to enter into this AGREEMENT and to carry out the transactions contemplated hereby.

         14.6 Each party hereby warrants that the execution, delivery, and performance of this AGREEMENT has been duly approved and authorized by all necessary corporate or partnership actions of both parties; do not require any shareholder or partnership approval which has not been obtained or the approval and consent of any trustee or the holders of any indebtedness of either party; do not contravene any law, regulation, rules, or order binding on either party, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract, or other agreement or instrument to which either party is a signatory.

         14.7 Each party hereby represents and warrants that, to the extent the United States government has any interest in the SKI PATENT RIGHTS as a result of government funded research, it will continue to make good faith efforts to comply in all respects with the applicable provisions of any applicable law, regulation, or requirement by the U.S. Government relating to the SKI PATENT RIGHTS and shall make reasonable efforts to ensure that such laws, regulations, and requirements are fulfilled with respect to the SKI PATENT RIGHTS, including without limitation the provisions of 35 U.S.C.
Section 202. Each party agrees that it will make good faith efforts to ensure that all necessary steps are taken to comply with the requirements of 35 U.S.C. Section 202 ET SEQ. and 37 C.F.R. Section 401.1 ET SEQ. to retain the maximum rights under the SKI PATENT RIGHTS allowable by law. LICENSEE and SKI agree that they will provide the necessary reports and information required to comply with 35 U.S.C. Section 202 ET SEQ. and 37 C.F.R. Section 401.1 ET SEQ., including periodic reports on utilization or efforts on utilization of the inventions covered by the SKI PATENT RIGHTS.

         14.8 SKI and LICENSEE each specifically disclaim that the RESEARCH PROGRAM or the DEVELOPMENT will be successful, in whole or part, or that any clinical or other studies undertaken by either will be successful. SKI AND LICENSEE EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, SKI PATENT RIGHTS OR KNOW-HOW, COLLABORATION COMPOUNDS, OR PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY INTELLECTUAL PROPERTY,

PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 15 -- TRADEMARKS

         LICENSEE, at its expense, shall be responsible for the selection, registration, and maintenance of all trademarks which it employs in connection with PRODUCTS and shall own and control such trademarks. SKI recognizes the exclusive ownership by LICENSEE of any proprietary LICENSEE name, logotype, or trademark furnished by LICENSEE (including LICENSEE's AFFILIATE(S)) for use in connection with the PRODUCT. SKI shall not, either while this AGREEMENT is in effect or at any time thereafter, register, use, or attempt to obtain any right in or to any such name, logotype, or trademark or in and to any name, logotype, or trademark confusingly similar thereto.

ARTICLE 16 -- INDEMNIFICATION

         16.1 BY LICENSEE. LICENSEE agrees to indemnify and hold harmless SKI and its AFFILIATE(S) and their respective officers, directors, employees and agents (each a "SKI Indemnitee") from and against any and all liability, damages, losses, claims, suits, proceedings, demands, recoveries, or expenses, including reasonable attorneys' fees and expenses, incurred or rendered against such SKI Indemnitees that arise out of or result from the use, testing, manufacture, processing, packaging, labeling, sale, or distribution of PRODUCTS by LICENSEE or its AFFILIATE(S) or SUBLICENSEE(S); except to the extent such liability, damages, losses, claims, suits, proceedings, demands, recoveries, or expenses incurred by or rendered against SKI are based upon the gross negligence or willful misconduct by SKI or its AFFILIATE(S).

         16.2 BY SKI. SKI agrees to indemnify and hold harmless LICENSEE and its AFFILIATE(S) and SUBLICENSEE(S) and their respective officers, directors, employees and agents (each a "LICENSEE Indemnitee") from and against any and all THIRD PARTY liability, damages, losses, claims, suits, proceedings, demands, recoveries, or expenses, including reasonable attorneys' fees and expenses, incurred or rendered against such LICENSEE Indemnitee(s) which arise out of or result from the gross negligence or willful misconduct by SKI or its AFFILIATE(S) in carrying out the RESEARCH PROGRAM under this AGREEMENT.

         16.3 CONTROL. A party or person (the "Indemnitee") that intends to claim indemnification under this Article 16 shall promptly notify the other party (the "Indemnitor") in writing of any loss, claim, damage, liability, or action in respect of which the Indemnitee or any of its AFFILIATE(S) or SUBLICENSEE(S) or their directors, officers, employees, agents, or counsel intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel chosen by Indemnitor, with consent of Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall not enter into negotiations or enter into any agreement with respect to the settlement of any claim without the prior written approval of the Indemnitor, and the indemnity agreement in this Article 16 shall not apply to amounts paid in

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

settlement of any loss, claim, damage, liability, or action if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 16. At the Indemnitor's request, the Indemnitee under this Article 16 and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim, or liability covered by this indemnification and provide full information with respect thereto.

ARTICLE 17 -- BANKRUPTCY

         All rights and licenses granted under or pursuant to this AGREEMENT by each party are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that LICENSEE shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

ARTICLE 18 -- TERM AND TERMINATION

         18.1     TERM.

                  18.1.1 TERM OF AGREEMENT. This AGREEMENT shall commence upon the EFFECTIVE DATE and shall, unless sooner terminated pursuant to any other provision of this AGREEMENT, continue in full force and effect until the latest of (i) the end of the RESEARCH TERM, or (ii) the date upon which LICENSEE ceases to have one or more PRODUCTS in active DEVELOPMENT or commercialization, or (iii) for as long as royalties are payable according to the provisions of Article 7 herein. The licenses granted herein to LICENSEE shall expire on a country-by-country and PRODUCT-by-PRODUCT basis, once LICENSEE has paid royalties for the full period under which such royalty payments are due under Section 7.1 hereunder, and LICENSEE and its AFFILIATE(S) shall thereafter have a fully paid-up, irrevocable, non-exclusive license under the SKI KNOW-HOW to make, have made, USE, SELL, and have SOLD PRODUCTS.

                  18.1.2   TERM AND TERMINATION OF RESEARCH PROGRAM.

                           (a)      TERM. Unless earlier terminated pursuant
Sections 2.3.5, 18.1.2(b) or 18.2, the term of the RESEARCH PROGRAM shall be as set forth in Section 2.5, above.

                           (b)      PERMISSIVE TERMINATION. With six (6)
month's prior written notice to SKI, LICENSEE may terminate the RESEARCH PROGRAM after initiation of the Phase I clinical trial in the U.S. for epothilone D.

         18.2     TERMINATION OF THE AGREEMENT.

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

                  18.2.1 PERMISSIVE TERMINATION FOLLOWING RESEARCH TERM. After the end of the RESEARCH TERM, LICENSEE may (i) terminate this AGREEMENT in its entirety, or (ii) terminate this AGREEMENT as to any PRODUCT, upon three (3) months' written notice to SKI. At its sole discretion, SKI may on receipt of such notice from LICENSEE immediately accelerate such termination of this AGREEMENT or PRODUCT, as the case may be, at any time within such three (3) month period.

                  18.2.2 MATERIAL BREACH. Notwithstanding any other provisions of this AGREEMENT, either party, at its option, may terminate this AGREEMENT on ninety (90) days prior written notice served by one party should the other party fail to comply with or perform its obligations hereunder, unless such failure or non-performance is corrected within the ninety (90) day period following notification, or such extended period as may be agreed between the parties. Failure to terminate this AGREEMENT following breach or failure to comply with this AGREEMENT shall not constitute a waiver of a party's defenses, rights, or causes of action arising from such or any future breach or noncompliance.

                  18.2.3 BANKRUPTCY. If either party should be adjudicated bankrupt, file a voluntary petition in bankruptcy, have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing, make a general assignment for the benefit of creditors, enter into a procedure of winding up to dissolution, or should a Trustee or Receiver be appointed for its business assets or operations, the other party shall be entitled to terminate this AGREEMENT forthwith by giving written notice to the first party.

                  18.2.4 FAILURE TO ACHIEVE RESEARCH PLAN OBJECTIVES. This AGREEMENT shall terminate in the event the parties determine that the objectives of the RESEARCH PLAN cannot be achieved in a reasonable time with the resources available to them. The parties anticipate that the Phase II clinical trials for epothilone D will begin in January, 2002, and will require about [**] of material and that, for LICENSEE to meet its obligations to provide such material, LICENSEE should commence production so that [**] of GMP epothilone D will be available no later than [**], for use in the Phase II clinical trials. Should LICENSEE fail to produce at least [**] of GMP epothilone D by [**] prior to the anticipated initiation date of the Phase II clinical trials, should such date be later than January, 2002), and should such failure be for a cause that is not readily correctable by LICENSEE without delay of the initiation of Phase II clinical trials, then SKI shall have the right to terminate this Agreement. This AGREEMENT shall terminate in the event that LICENSEE is unable to produce and provide SKI with [**] of epothilone D at GMP-level of purity on or before the start of the Phase II clinical trials as described in the RESEARCH PLAN. This AGREEMENT shall also terminate in the event that LICENSEE is unable to produce and provide SKI with an amount, not to exceed [**], of epothilone D sufficient for purity testing by [**]. [**], if the JRC determines that it would be useful for LICENSEE to provide additional samples, not to exceed [**] to SKI for further purity testing, then LICENSEE shall do so. Further, if the JRC determines that it would be needed for the RESEARCH PROGRAM, LICENSEE shall provide SKI with up to [**] of epothilone

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[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

D for animal testing on or before [**].

         18.3     EFFECT OF TERMINATION.

                  18.3.1 ACCRUED RIGHTS AND OBLIGATIONS. Termination of this AGREEMENT for any reason shall not release any party hereto from any liability that, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity that accrued or are based upon any event occurring prior to such termination.

                  18.3.2 RETURN OF CONFIDENTIAL INFORMATION. Upon any termination of this AGREEMENT, LICENSEE and SKI shall promptly return to the other party all Confidential Information received from the other party (except one copy of which may be retained by legal counsel solely for purposes of monitoring compliance with the provisions of Article 9 and archival purposes).

                  18.3.3 LICENSES. In the event of any termination of this AGREEMENT pursuant to Sections 18.1.2.(b),18.2.1(i), 18.2.2, 18.2.3, or
18.2.4, the licenses granted in Article 4 shall terminate concurrently. In the event of any termination pursuant to Section 18.2.1(ii) only with respect to one or more PRODUCTS, the licenses granted in Article 4 shall terminate only with respect to such PRODUCTS.

                  18.3.4 REVERSION. In the event that the licenses terminate as described in Section 18.3.3 above, then each party undertakes the following:

                           (a)      to deliver to the other any of the other
party's KNOW-HOW in its possession;

                           (b)      not to use the other party's KNOW-HOW as
long as it has to be kept confidential pursuant to Article 9 hereunder;

                           (c)      at SKI's request, to transfer (and grant
the right to access, cross-reference and use, without charge) all MARKETING AUTHORIZATIONS, pre-clinical and clinical data, and regulatory filings relating to COLLABORATION COMPOUNDS and PRODUCTS (including clinical studies and other supporting information, and any written communications to and with the FDA and other comparable agencies), and any data relating to reportable adverse events in respect of PRODUCTS for use in connection with developing and commercializing, and submitting regulatory filings for PRODUCTS for which LICENSEE does not retain rights under this AGREEMENT;

                           (d)      at SKI's request, to transfer to SKI
responsibility for and control of ongoing DEVELOPMENT work, including contracts with THIRD PARTIES for such work, in

                                      39

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

an expeditious and orderly manner with the costs for such work assumed by SKI as of the date such contracts are transferred; and

                           (e)      in the event of a termination of licenses
pursuant to Sections 18.2.1(ii) wherein LICENSEE retains certain licenses, the foregoing provisions of Section 18.3.4 shall apply only to the terminated rights and licenses.

         18.4     SURVIVAL. Sections 2.7, 7.7, 10.1, 12.1, 12.4, 14.7, 18.3,
and 19.2, and Articles 9, 15, 20, and 21 shall survive the expiration and any termination of the AGREEMENT for any reason.

ARTICLE 19 -- ASSIGNMENT

         19.1 PERMITTED ASSIGNMENTS. This AGREEMENT or any interest herein shall not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party. However, without securing such prior written consent, either party may assign this AGREEMENT to an AFFILIATE or a successor of all or substantially all of its business to which this AGREEMENT relates, provided that no such assignment shall be binding and valid until and unless the assignee shall have assumed in a writing, delivered to the non-assigning party, all of the duties and obligations of the assignor, and, provided, further, that the assignor shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations.

         19.2 BINDING EFFECT. This AGREEMENT shall be binding upon and inure to the benefit of the parties and to the benefit of any permitted assignee or successor. LICENSEE shall also have the right, whether or not it elects to terminate this AGREEMENT, to require that all reasonable steps it may reasonably specify be taken to prevent disclosure of its confidential information to an acquiror or assignee of SKI in any way reasonably adverse to its interests.







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

ARTICLE 20 -- DISPUTE RESOLUTION

         20.1 DISCUSSION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this AGREEMENT promptly by negotiations between the Chief Executive Officers of SKI and LICENSEE or their designees, who each have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this AGREEMENT. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within [**] business days after receipt of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a detailed statement of each party's position and a summary of arguments supporting that position. Within [**] days after delivery of the response, the Chief Executive Officers of SKI and LICENSEE shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause will be confidential and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and all other evidentiary purposes.

         20.2 MEDIATION. If the matter has not been resolved within [**] of the disputing party's notice, or if the Chief Executive Officers of SKI and LICENSEE fail to meet within the time frame set forth in Section 20.1, either party may initiate mediation of the dispute as set forth in this
Section 20.2 of this AGREEMENT.

                  (a) Any dispute, controversy, or claim arising out of or related to this AGREEMENT, or the interpretation, application, breach, termination, or validity thereof, including any claim of inducement by fraud or otherwise, shall be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in New York, New York and shall be attended by a senior executive with authority to resolve the dispute from each of the parties.

                  (b) The mediator shall be an attorney specializing in business litigation who has at least fifteen (15) years of experience as a lawyer with a law firm of over twenty-five (25) lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

                  (c) The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and [**] peremptory challenges within [**] of receiving the CPR list.

                  (d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than [**] days after initiation.

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[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                  (e) Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. All negotiations pursuant to this clause will be confidential and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and all other evidentiary purposes.

ARTICLE 21 -- MISCELLANEOUS

         21.1 ENTIRE AGREEMENT. Before signing this AGREEMENT the parties have had numerous conversations, including preliminary discussions, formal negotiations, and informal conversations at meals and social occasions and have generated correspondence and other writings in which the parties discussed the transaction that is the subject of this AGREEMENT and their aspirations for its success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. It is also recognized, however, that all business transactions contain an element of risk, as does the transaction contemplated by this AGREEMENT, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations that are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, it is agreed that this AGREEMENT constitutes the entire agreement and understanding between the parties as to the legal undertakings hereunder. All prior negotiations, representations, agreements, contracts, offers, and earlier understandings of whatsoever kind, whether written or oral, between SKI and LICENSEE in respect of this AGREEMENT are superseded by, merged into, extinguished by, and completely expressed by this AGREEMENT. No aspect, part, or wording of this AGREEMENT may be modified except by mutual agreement between SKI and LICENSEE taking the form of an instrument in writing signed and dated by duly authorized representatives of both SKI and LICENSEE.

         21.2 NOTICES. All communications, reports, payments and notices required by this AGREEMENT by one party to the other shall be addressed to the parties at their respective addresses set forth below or to such other address as requested by either party by notice in writing to the other.

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

         If to SKI:
                   James S. Quirk, Senior Vice-President
                   The Memorial Sloan-Kettering Cancer Research Center 1275 York Ave.
                   New York, NY 10021
                   Telefax No. 212-717-3439

         If to LICENSEE:
                   Michael S. Ostrach, Chief Operating Officer
                   Kosan Biosciences, Inc.
                   3832 Bay Center Place
                   Hayward, CA 94545
                   Telefax No. 510-732-8401

All such notices, reports, payments, and communications shall be made in writing by telefax to the numbers set forth above or by First Class mail, postage prepaid, and shall be considered made as of the date of deposit with the United States Post Office or when received by telefax.

         21.3 GOVERNING LAW. All matters affecting the interpretation, validity, and performance of this AGREEMENT shall be governed by the internal laws of the State of New York without regard to its conflict of law principles, except as to any issue which by New York law depends upon the validity, scope, or enforceability of any patent within the PATENT RIGHTS, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

         21.4 SEVERABILITY. Should any part or provision of this AGREEMENT be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining part or provisions shall not be affected by such holdings; provided that the parties shall use their best efforts to negotiate an enforceable provision that most nearly reflects the parties' original intentions.

         21.5 WAIVER. The waiver by either party, whether express or implied, of any provisions of this AGREEMENT, or of any breach or default of either party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this AGREEMENT.

         21.6 NO REPRESENTATIONS. Notwithstanding anything to the contrary in this AGREEMENT, nothing herein contained shall be construed as a representation by SKI that the PATENT RIGHTS can or will be used to prevent the importation, SALE, or USE by a THIRD PARTY of a product in any country within the PATENT RIGHTS where such product shall have been placed in commerce under circumstances which preclude the use of the PATENT RIGHTS to prevent such importation, SALE, or USE by reason of any applicable law or treaty.

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         21.7     FORCE MAJEURE. Notwithstanding any other provisions of this
AGREEMENT, neither of the parties hereto shall be liable in damages or have the right to terminate this AGREEMENT for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to, acts of God, governmental restrictions, wars or insurrections, strikes, floods, earthquakes, work stoppages, and/or lack of materials, and any time for performance hereunder shall be extended for the actual time of delay caused by such occurrence; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default and shall diligently seek to correct such conditions. If such reasons for delay or default continuously exist for twelve (12) months, this AGREEMENT may be terminated by either party.

         21.8 INDEPENDENT CONTRACTORS. It is understood that both parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither party is to be considered the agent or partner of the other for any purpose whatsoever. Neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

         21.9 ADVICE OF COUNSEL. SKI and LICENSEE have each consulted counsel of their choice regarding this AGREEMENT, and each acknowledges and agrees that this AGREEMENT shall not be deemed to have been drafted by one party or another and will be construed accordingly.

         21.10 PATENT MARKING. LICENSEE agrees to mark and have its AFFILIATE(S) and SUBLICENSEE(S) mark all PRODUCTS they sell or distribute pursuant to this AGREEMENT in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

         21.11 COMPLIANCE WITH LAWS. Each party shall furnish to the other party any information requested or required by that party during the term of this AGREEMENT or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state, and/or government agency. Each party shall comply with all applicable U.S., foreign, state, regional, and local laws, rules and regulations relating to its activities to be performed pursuant to this AGREEMENT, including without limitation, the United States Foreign Corrupt Practices Act, United States export regulations, and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals, consents, and permits required by the applicable agencies of the government of the United States and foreign jurisdictions.

         21.12 FURTHER ASSURANCES. At any time or from time to time on and after the date of this AGREEMENT, each party shall at the request of the other party (i) deliver to such party such records, data or other documents consistent with the provisions of this AGREEMENT, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this AGREEMENT and the transactions contemplated hereby.

         21.13 USE OF SINGULAR. As used in this AGREEMENT, singular includes the plural, and plural includes the singular, wherever so required by the context.

         21.14 HEADINGS. The captions to the several Sections and Articles hereof are not a part of this AGREEMENT, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

         21.15 COUNTERPARTS. This AGREEMENT may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this AGREEMENT on the date(s) indicated below, to be effective the day and year first above written.


For and on Behalf of SKI                      For and on Behalf of LICENSEE




By: /s/ JAMES S. QUIRK                        By: /s/ MICHAEL S. OSTRACH
   -----------------------------                 -------------------------------
         James S. Quirk                               Michael S. Ostrach
         Senior Vice President,                       Chief Operating Officer
         Research Resources Management

Date: August 25, 2000                         Date: August 25, 2000

                                    EXHIBIT A

                                  RESEARCH PLAN

                                 25 AUGUST 2000



         This Research Plan describes the activities contemplated by the parties as of the Effective Date of the Research Collaboration and License

Agreement. These activities include:



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

                              Confidential Information
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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                              Confidential Information
                                         2

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]


                             Confidential Information
                                         3

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                         4

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SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                         5

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                         6

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                         7

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                         8

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]


                             Confidential Information
                                         9

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                        10

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                        11

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                       12

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                       13

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                       14

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]

                             Confidential Information
                                       15

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         [**]


                             Confidential Information
                                       16

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT B

                                SKI PATENT RIGHTS

SERIAL NUMBER                             FILING DATE                      STATUS
---------------------------------------------------------------------------------------------------

         [**]
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[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
WITH RESPECT TO THE OMITTED PORTIONS.